Exhibit 10.1

PURCHASE AND SALE AGREEMENT

DATED FEBRUARY 16, 2024,

BY AND BETWEEN

REVOLUTION RESOURCES II, LLC,

REVOLUTION II NPI HOLDING COMPANY, LLC,

JONES ENERGY, LLC,

NOSLEY ASSETS, LLC,

NOSLEY ACQUISITION, LLC, AND

NOSLEY MIDSTREAM, LLC

AS SELLERS,

AND

BE ANADARKO II, LLC

AS BUYER

TABLE OF CONTENTS

ARTICLE 1 SALE AND TRANSFER OF ASSETS; CLOSING		1

1.01	Assets	1
1.02	Purchase Price; Deposit	1
1.03	Closing; Preliminary Settlement Statement	1
1.04	Closing Obligations	2
1.05	Allocations and Adjustments	4
1.06	Assumption	8
1.07	Allocation of Purchase Price	9
1.08	Withholding	9

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLERS		10

2.01	Organization and Good Standing	10
2.02	Authority; No Conflict	10
2.03	Bankruptcy	11
2.04	Taxes	11
2.05	Legal Proceedings	11
2.06	Brokers	12
2.07	Compliance with Legal Requirements	12
2.08	Prepayments	12
2.09	Imbalances	12
2.10	Material Contracts	12
2.11	Consents and Preferential Purchase Rights	14
2.12	Permits	14
2.13	Current Commitments	14
2.14	Environmental Laws	15
2.15	Wells; Condition of Wells	15
2.16	No Transfer	15
2.17	Leases; Royalties	15
2.18	Surface Interests	16
2.19	Credit Support	16
2.20	Suspense Funds	16
2.21	Non-Consent; Payout Balances; Other Defaults	16
2.22	Regulatory Matters	16
2.23	Labor	17
2.24	Disclosures with Multiple Applicability; Materiality	17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER		17

3.01	Organization and Good Standing	17
3.02	Authority; No Conflict	17
3.03	Certain Proceedings	18
3.04	Knowledgeable Investor	18
3.05	Qualification	18
3.06	Brokers	19
3.07	Financial Ability	19
3.08	Securities Laws	19

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3.09	Due Diligence	19
3.10	Basis of Buyer’s Decision	19
3.11	Business Use; Bargaining Position	20
3.12	Bankruptcy	20

ARTICLE 4 COVENANTS OF SELLERS		20

4.01	Access and Investigation	20
4.02	Conduct of Business	22
4.03	Insurance	23
4.04	Consent and Waivers	24
4.05	Amendment to Schedules	24
4.06	Successor Operator	24
4.07	Cooperation	24

ARTICLE 5 OTHER COVENANTS		25

5.01	Notification and Cure	25
5.02	Replacement of Insurance, Bonds, Letters of Credit and Guaranties	25
5.03	Satisfaction of Conditions	26
5.04	Employee Matters	26
5.05	Financial Cooperation	26
5.06	FCC Filings	28

ARTICLE 6 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		29

6.01	Accuracy of Representations	29
6.02	Sellers’ Performance	29
6.03	No Proceedings	29
6.04	No Orders	29
6.05	Necessary Consents and Approvals	29
6.06	Closing Deliverables	29

ARTICLE 7 CONDITIONS PRECEDENT TO sellers’ OBLIGATION TO CLOSE		30

7.01	Accuracy of Representations	30
7.02	Buyer’s Performance	30
7.03	No Proceedings	30
7.04	No Orders	30
7.05	Necessary Consents and Approvals	30
7.06	Closing Deliverables	30
7.07	Qualifications	30

ARTICLE 8 TERMINATION		31

8.01	Termination Events	31
8.02	Effect of Termination; Distribution of the Deposit Amount	32
8.03	Return of Records Upon Termination	33

ARTICLE 9 INDEMNIFICATION; REMEDIES		33

9.01	Survival	33
9.02	Indemnification and Payment of Damages by Sellers	34

9.03	Indemnification and Payment of Damages by Buyer	35
9.04	Indemnity Net of Insurance	36
9.05	Limitations on Liability	36
9.06	Procedure for Indemnification – Third Party Claims	36
9.07	Procedure for Indemnification – Other Claims	37
9.08	Indemnification of Group Members	38
9.09	Extent of Representations and Warranties	38
9.10	Compliance With Express Negligence Test	39
9.11	Limitations of Liability	39
9.12	No Duplication	39
9.13	Disclaimer of Application of Anti-Indemnity Statutes	39
9.14	Waiver of Right to Rescission	40
9.15	Disclaimer of Reliance on Sellers’ Methodologies	40
9.16	Holdback	40
9.17	Treatment of Indemnification Payments	41

ARTICLE 10 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS		41

10.01	Preferential Purchase Rights	41
10.02	Consents	42
10.03	Title Defects	43
10.04	Title Defect Value	43
10.05	Sellers’ Cure or Contest of Title Defects	44
10.06	Limitations on Adjustments for Title Defects	46
10.07	Title Benefits	46
10.08	Exclusive Remedies	47
10.09	Environmental Defect Notice	47
10.10	Sellers’ Exclusion, Cure or Contest of Environmental Defects	48
10.11	Limitations	49
10.12	Exclusive Remedies	49
10.13	Casualty Loss and Condemnation	50
10.14	Expert Proceedings	51

ARTICLE 11 GENERAL PROVISIONS		52

11.01	Records	52
11.02	Expenses	53
11.03	Notices	55
11.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver	56
11.05	Further Assurances	57
11.06	Waiver	57
11.07	Entire Agreement and Modification	57
11.08	Assignments, Successors and No Third Party Rights	58
11.09	Severability	58
11.10	Article and Section Headings, Construction	58
11.11	Counterparts	59
11.12	Press Release, News Media and External Statements	59

11.13	Confidentiality	59
11.14	Name Change	60
11.15	Preparation of Agreement	60
11.16	Appendices, Exhibits and Schedules	60
11.17	No Recourse	60
11.18	Relationship of Sellers; Seller Representative	61

APPENDICES, EXHIBITS AND SCHEDULES

Appendix I	Definitions

Exhibit A	Leases
Exhibit A-1	Mineral Interests
Exhibit A-2	Easements and Surface Interests
Exhibit A-3	Surface Fee Properties
Exhibit A-4	Field Offices and Associated Properties
Exhibit A-5	Vehicles
Exhibit A-6	FCC Licenses
Exhibit B-1	Wells
Exhibit B-2	Well Locations
Exhibit C	Personal Property
Exhibit D	Form of Assignment and Bill of Sale
Exhibit E	Excluded Assets
Exhibit F-1	Form of Closing Certificate (Sellers)
Exhibit F-2	Form of Closing Certificate (Buyer)
Exhibit G	Target Area
Exhibit H	Form of Transition Services Agreement

Schedule PC	Prepaid Property Costs
Schedule PE	Permitted Encumbrances
Schedule 2.02(b)	No Conflict
Schedule 2.04	Taxes
Schedule 2.05	Litigation
Schedule 2.07	Compliance with Legal Requirements
Schedule 2.08	Prepayments
Schedule 2.09	Imbalances
Schedule 2.10(a)	Material Contracts
Schedule 2.10(b)	Material Contract Defaults
Schedule 2.11	Consents and Preferential Purchase Rights
Schedule 2.12	Permits
Schedule 2.13	Current Commitments
Schedule 2.14	Environmental Laws
Schedule 2.15	Wells
Schedule 2.16	No Transfer
Schedule 2.17	Leases; Royalties
Schedule 2.19	Credit Support
Schedule 2.20	Suspense Funds
Schedule 2.21	Non-Consent; Payout Balances; Other Defaults
Schedule 4.02	Certain Authorized Pre-Closing Actions
Schedule 5.04	Available Employees
Schedule 5.07	Further Covenants

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of February 16, 2024 (the “Execution Date”), by and between Revolution Resources II, LLC, a Delaware limited liability company, Revolution II NPI Holding Company, LLC, a Delaware limited liability company (“Revolution II NPI”), Jones Energy, LLC, a Texas limited liability company, Nosley Assets, LLC, a Delaware limited liability company, Nosley Acquisition, LLC, a Delaware limited liability company, and Nosley Midstream, LLC, a Delaware limited liability company (each, a “Seller” and collectively, “Sellers”), and BE Anadarko II, LLC, a Delaware limited liability company (“Buyer”). Sellers and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Sellers desire to sell, and Buyer desires to purchase, all of Sellers’ right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

SALE AND TRANSFER OF ASSETS; CLOSING

1.01 Assets. Subject to the terms and conditions of this Agreement at the Closing, Sellers shall sell and transfer (or shall cause to be transferred) the Assets, effective as of the Effective Time, to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Sellers.

1.02 Purchase Price; Deposit. Subject to any adjustments that may be made under Section 1.05, the purchase price for the Assets will be One Hundred Forty-Five Million Dollars ($145,000,000) (the “Purchase Price”). Contemporaneously with the execution of this Agreement, Buyer shall deposit via wire transfer in same day funds into the Escrow Account an amount equal to seven and one half percent (7.5%) of the unadjusted Purchase Price (together with any interest accrued thereon, the “Deposit Amount”). The Deposit Amount will be held by the Escrow Agent. If the Closing occurs, then on the Closing Date the Deposit Amount shall automatically convert to and constitute the Holdback to be held pursuant to the terms hereof and the Escrow Agreement. If this Agreement is terminated prior to the Closing in accordance with Section 8.01, then the provisions of Section 8.02 shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith.

1.03 Closing; Preliminary Settlement Statement. Subject to Section 8.01, the Closing shall take place remotely and electronically on or before April 15, 2024, or if all conditions to Closing under Article 6 and Article 7 have not yet been satisfied or waived, within five (5) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 8 (the “Closing Date”); provided, however, that Buyer may elect by written notice to Seller prior to

Closing to extend the Closing Date until the first (1st) Business Day after Seller has delivered to Buyer the Audited Financial Statements together with the certificate contemplated under Section 5.05(c). Subject to the provisions of Articles 6, 7, and 8, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.03 shall not result in the termination of this Agreement and shall not relieve either Party of any obligation under this Agreement. Not later than five (5) Business Days prior to the Closing Date, Sellers will deliver to Buyer a statement setting forth in reasonable detail Sellers’ reasonable and good-faith determination of the Preliminary Amount based upon the best information available at that time, which may include estimates where actual amounts are not known at such time and, for the avoidance of doubt, shall include estimated amounts through the Closing Date (the “Preliminary Settlement Statement”). As part of the Preliminary Settlement Statement, Sellers will provide to Buyer such data as is reasonably necessary to support any allocation, adjustment, or estimate for purposes of establishing the Preliminary Amount, to the extent in the possession or control of Sellers or their Affiliates. Within three (3) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Sellers in writing any objections or proposed changes thereto and Sellers shall consider all such objections and proposed changes in good faith. The estimated Preliminary Amount agreed to by Sellers and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement by Sellers in accordance with this Section 1.03, will be the Preliminary Amount to be paid by Buyer to Sellers at the Closing.

1.04 Closing Obligations. At the Closing:

(a)	Sellers shall deliver (and execute and acknowledge, as appropriate), or cause to be delivered by the appropriate Person (and executed and acknowledged, as appropriate), to Buyer:

(i)

the Conveyance Documents (executed by Sellers and their applicable Affiliates) in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of state and of federal Leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(ii)	possession of the Assets (except the Suspense Funds, which shall be conveyed to Buyer by way of one or more adjustments to the Purchase Price as provided in Section 1.05(c)(ii)(D));

(iii)

a certificate, in substantially the form set forth in Exhibit F-1 executed by an officer of Sellers, certifying on behalf of Sellers that the conditions to Closing set forth in Sections 6.01 and 6.02 have been fulfilled;

(iv)

with respect to each Seller and each assignor or grantor under the Conveyance Documents, either (i) a Treasury Regulation Section 1.1445-2(b)(2) statement, certifying that such Person (or its regarded owner, if such Person is an entity disregarded as separate from its owner) is not a “foreign person” within the meaning of Section 1445 of the Code or (ii) an IRS Form W-9 of such Person;

(v)	an executed counterpart of the Preliminary Settlement Statement;

(vi)

for each Well operated by Sellers or their applicable operating Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer as is reasonably necessary to designate Buyer as operator of such Wells;

(vii)

recordable releases of any liens, deeds of trust, mortgages, financing statements, fixture filings, security agreements, and other Encumbrances, in each case, securing indebtedness for borrowed money made by Sellers or their Affiliates affecting the Assets;

(viii)	Sellers’ duly executed signature page counterpart to the Transition Services Agreement; and

(ix)

such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Sellers (with Buyer’s reasonable assistance) and reasonably satisfactory to Buyer).

(b)	Buyer shall deliver (and execute and acknowledge, as appropriate) to Sellers:

(i)

the Preliminary Amount (less the Deposit Amount, which converts to and will be deemed the Holdback at Closing pursuant to Section 1.02), and less any amounts required to be deposited in the Defect Escrow Account pursuant to Section 10.05) by wire transfer to the account specified by Sellers in written notice given by Sellers to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)

the Conveyance Documents in the appropriate number for recording in the real property records where the Assets are located, together with any assignments, on appropriate forms, of state and of federal Leases comprising portions of the Assets, if any, in sufficient counterparts necessary to facilitate filing with the applicable Governmental Bodies;

(iii)

a certificate, in substantially the form set forth in Exhibit F-2 executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(iv)	an executed counterpart of the Preliminary Settlement Statement;

(v)

for each Well operated by Sellers or their Affiliate on the Closing Date, such regulatory documentation on forms prepared by Buyer as is reasonably necessary to designate Buyer as operator of such Wells;

(vi)	evidence of replacement bonds, letters of credit and guarantees pursuant to Section 5.02;

(vii)	Buyer’s duly executed signature page counterpart to the Transition Services Agreement; and

(viii)

such other documents as Sellers or counsel for Sellers may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Sellers (with Buyer’s reasonable assistance) and reasonably satisfactory to Buyer).

1.05 Allocations and Adjustments. If the Closing occurs:

(a)

Buyer shall (i) be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts and credits earned with respect to the Assets on or after the Effective Time, and (ii) be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time. Sellers shall (A) be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and (B) shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards.

(b)

For purposes of allocating revenues, production, proceeds, income, accounts receivable and products under this Section 1.05, (i) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Assets when they pass through the pipeline connecting into the storage facilities into which they are run, and (ii) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Assets when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering and strapping procedures that were conducted by or on behalf of the applicable operator of the Assets on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of the Hydrocarbon production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Asset Taxes shall be prorated in accordance with Section 11.02(c).

(c)	The Purchase Price shall be, without duplication,

(i)	increased by the following amounts:

(A)

the aggregate amount of (i) proceeds actually received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Sellers are entitled under Section 1.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs paid to a Third Party, in each case of clause (x) and clause (y), to the extent actually deducted from the proceeds received by Buyer, or otherwise economically borne by Buyer) and (ii) other proceeds received by Buyer with respect to the Assets for which Sellers would otherwise be entitled under Section 1.05(a);

(B)	the amount of all Asset Taxes allocated to Buyer pursuant to Section 11.02(c) but paid or otherwise economically borne by Sellers;

(C)

the aggregate amount of all non-reimbursed Property Costs that have been actually paid by Sellers that are attributable to the ownership and operation of the Assets after the Effective Time (including, with respect to any Property Costs prepaid by Sellers prior to the Effective Time attributable to any period after the Effective Time, only such prepaid Property Costs set forth on Schedule PC);

(D)	the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon in writing by the Parties;

(E)

to the extent that proceeds for such volumes have not been received by Sellers, the amount of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks as of the Effective Time multiplied by the February Average WTI Price per bbl (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs paid to a Third Party, less $1.65 per bbl); but excluding, in all cases, tank bottoms, linefill, line pack, and basic sediment and water;

(F)

if applicable, the amount, if any, of Imbalances in favor of Sellers, multiplied by $2.25 per Mcf or the February Average WTI Price, as applicable, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Sellers as of the Effective Time;

(G)

an amount equal to One Hundred Forty Five Thousand Dollars ($145,000) per month from the Effective Time to the Closing Date for Sellers’ overhead and internal general and administrative costs with respect to the Assets (pro-rated for partial months); and

(ii)	decreased by the following amounts:

(A)

the aggregate amount of (i) proceeds actually received by Sellers from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 1.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs paid to a Third Party, in each case of clause (x) and clause (y), to the extent actually deducted from the proceeds received by Buyer, or otherwise economically borne by Sellers) and (ii) other proceeds received by Sellers with respect to the Assets (without duplication) for which Buyer would otherwise be entitled under Section 1.05(a);

(B)	the amount of all Asset Taxes allocated to Sellers pursuant to Section 11.02(c) but paid or otherwise economically borne by Buyer;

(C)	the aggregate amount of all downward adjustments pursuant to Article 10;

(D)

the aggregate amount of all non-reimbursed Property Costs that are attributable to the ownership or operation of the Assets prior to the Effective Time, excluding prepaid Property Costs made by Sellers prior to Closing with respect to any period after the Effective Time to the extent taken into account under Section 1.05(c)(i)(C) (whether incurred prior to, on or after the Effective Time), and, in each case, paid or economically borne by Buyer;

(E)	the amount of the Suspense Funds;

(F)	the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon in writing by the Parties;

(G)

if applicable, the amount, if any, of Imbalances owing by Sellers, multiplied by $2.25 per Mcf or the February Average WTI Price, as applicable, or, to the extent that the Applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Sellers as of the Effective Time; and

(H)	an amount equal to Four Hundred Twenty Thousand Dollars ($420,000).

(d)

As soon as practicable after the Closing, but no later than one hundred twenty (120) days following the Closing Date (or, if any dispute regarding the existence of and Title Defect Value or Environmental Defect Value for any Title Defect or Environmental Defect has not been agreed upon by the Parties or determined by the Expert pursuant to Section 11.14 as of such date, then ten (10) Business Days after the date upon which the existence of and Title Defect Value and Environmental Defect Value for all Title Defects and Environmental Defects have either been agreed upon by the Parties or determined by the Expert pursuant to Section 10.14), Sellers shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values and calculations used to determine such adjustments to reflect the final adjusted Purchase Price. Sellers shall deliver to Buyer reasonable documentation supporting each credit, charge, receipt, or other item set forth in the Final Settlement Statement, to the extent in the possession or control of Sellers or their Affiliates. On or before thirty (30) days after Buyer’s receipt of the Final Settlement Statement, Buyer shall deliver to Sellers a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Sellers’ books and records relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Sellers containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Sellers will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is one hundred sixty (160) days after the Closing Date (the “Post-Closing

Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 1.05(c)(ii)(C), which shall be subject to the arbitration provisions of Section 10.14, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit the dispute to Grant Thornton or, if Grant Thornton is not available, to an independent, nationally recognized accounting firm mutually agreed upon by the Parties (the “Accounting Expert”) by delivering a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Sellers, respectively, and the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator and may not award damages, interest, or penalties to any Party with respect to any matter. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Sellers nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such Accounting Expert shall be binding on the Parties. Each Party will bear its own legal fees and other costs of preparing and presenting its case. The fees and expenses of the Accounting Expert will be borne and paid by the Parties in inverse proportion to the aggregate resolution of the disputed matters (e.g., if Buyer’s proposal on all disputed matters would result in a $100,000 decrease to the unadjusted Purchase Price, and Sellers’ proposal would result in no decrease, and the applicable arbitrator or expert were to determine there should be a $20,000 decrease, then Buyer would bear 80%, and Sellers would bear 20%, of the applicable arbitrator’s or expert’s fees and expenses) (the “Inverse Proportion Standard”). The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Accounting Expert as set forth in this Section 1.05(d) shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.” If (i) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Sellers an amount equal to the Final Amount, minus the Preliminary Amount; or (ii) the Final Amount is less than the Preliminary Amount, Sellers shall pay to Buyer an amount equal to the Preliminary Amount, minus the Final Amount. Such payment shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Sellers or Buyer, as applicable.

(e)

Notwithstanding anything to the contrary in this Agreement, except to the extent such amounts are, or are attributable to, the Excluded Assets, Sellers shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets, and no further responsibility for Property Costs incurred with respect to the Assets following the date that is twelve (12) months after the Closing Date (the “Cut-off Date”). Within thirty (30) days after the end of each calendar month from and after the Final Settlement Date (including the calendar month in which the Final Settlement Date occurs) until the Cut-off Date, and without duplication of any such amounts that are accounted for in the Final Settlement Statement, Sellers and Buyer shall (i) determine in good faith the aggregate net amount of (A) all income, proceeds, receipts and credits received by each Party during such calendar month to which the other Party is entitled under Section 1.05(a), and (B) all Property Costs for which each Party is responsible under Section 1.05(a) but were paid by the other Party during such calendar month and (ii) true-

up such aggregate net amount between the Parties as follows: (A) if such netting and true-up results in a net amount payable by Buyer to Sellers, then Buyer shall pay to Sellers such amount, and (B) if such netting and true-up results in a net amount payable by Sellers to Buyer, then Sellers shall pay to Buyer such amount.

(f)

For each Well operated by Sellers or their Affiliate, Sellers or their Affiliate shall retain overhead charges and rates paid or payable by any Third Party to Sellers or their Affiliate in its capacity as “Operator” under any operating agreement or COPAS accounting procedure attributable to the Assets, whether arising before, on or after the Effective Time.

1.06 Assumption. If the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay and discharge the following liabilities arising from, based upon, related to, or associated with the Assets (collectively, but in each case excluding the Retained Liabilities and Seller Taxes which will not be assumed by Buyer and will be retained by Sellers, the “Assumed Liabilities”) subject to Sellers’ indemnity obligations under Section 9.02 (further subject to the limitations and restrictions in Article 9): any and all Damages and obligations, known or unknown, allocable to the Assets prior to, at, or after the Effective Time, including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless whether arising before, at or after the Effective Time; (b) subject to Buyer’s rights and remedies set forth in Article 10, imposed by any Legal Requirement or Governmental Body relating to the Assets; (c) subject to Buyer’s rights and remedies set forth in Article 10, for plugging, abandonment, decommissioning and surface restoration of the Assets, including oil, gas, injection, water, or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 10 and the Special Warranty, attributable to or resulting from lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made); (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 10, attributable to or resulting from all Environmental Liabilities relating to the Assets; (h) related to the conveyance of the Assets to Buyer at Closing (including arising from the conveyance thereof without consent or in violation of a Preferential Purchase Right or any maintenance of uniform interest provision); (i) attributable to or resulting from Asset Taxes allocated to Buyer pursuant to Section 11.02(c) (provided that Section 11.02(d) shall govern the payment of such Taxes) or Transfer Taxes allocated to Buyer pursuant to Section 11.02(b); and (j) attributable to the Leases and the Applicable Contracts. Without limiting Buyer’s right to assert an Environmental Defect in accordance with Section 10.09 prior to the Defect Notice Date, Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that, subject to Sellers’ indemnity obligations under Section 9.02 (further subject to the limitations and restrictions in Article 9) and subject to Buyer’s rights and remedies set forth in Article 10, all liability associated with the above matters as well as any responsibility and liability to decommission, plug or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer whether arising prior to, at, or after the Effective Time, and that, subject to Sellers’ indemnity obligations under Section 9.02 (further subject to the limitations and restrictions in Article 9) and subject to Buyer’s rights and remedies set forth in Article 10, Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms; (vii) wells, materials and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting and disposing of asbestos, NORM, Hazardous Materials and other materials from the Assets.

1.07 Allocation of Purchase Price.

(a)

The Purchase Price shall be allocated among the Assets as set forth in Exhibits B-1 and B-2 hereto. Sellers and Buyer agree to be bound by the Allocated Values set forth in Exhibits B-1 and B-2 for purposes of Article 10 hereof; provided that the Parties shall not be bound by the Allocated Values set forth in Exhibits B-1 and B-2 for U.S. federal income tax purposes.

(b)

Seller Representative and Buyer shall use commercially reasonable efforts to agree to an allocation of the Final Amount and any other items properly treated as consideration for U.S. federal income tax purposes among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060), in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income tax law, in a manner consistent with the Allocated Values, within thirty (30) days after the Final Settlement Date (the “Tax Allocation”). If Seller Representative and Buyer reach an agreement with respect to the Tax Allocation, (i) Sellers and Buyer shall use commercially reasonable efforts to update the Tax Allocation in accordance with Section 1060 of the Code following any adjustment to the purchase consideration for Tax purposes pursuant to this Agreement and (ii) shall, and shall cause their respective Affiliates to, report consistently with the Tax Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594, which Sellers and Buyer shall timely file with the IRS, and neither Sellers nor Buyer shall take any position on any Tax Return, upon any examination of any Tax Return or in connection with any Tax audit or other Proceeding, that is inconsistent with the Tax Allocation, as adjusted, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar Proceedings in connection with such allocation. If the Parties are unable to reach agreement on the Tax Allocation within thirty (30) days after the Final Settlement Date, then each Party shall be entitled to adopt its own position regarding the Tax Allocation.

1.08 Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Law. Buyer shall use commercially reasonable efforts to notify Seller Representative prior to deducting or withholding any such amounts and shall cooperate with Seller Representative in minimizing the amount of any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer, severally but not jointly (but without limiting the joint and several liability of Sellers in respect of their indemnification obligations under Section 9.02 until such time as the Holdback is depleted in its entirety or otherwise distributed from the Escrow Account pursuant to Section 9.16), and solely with regard to such Seller and such Seller’s interest in and to the Assets, and not with regard to any other Seller or such other Seller’s interest in and to the Assets, as of the Execution Date and the Closing Date, the following:

2.01 Organization and Good Standing. Such Seller is a limited liability company, and is duly organized, validly existing and in good standing under the laws of its state of organization and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited partnership power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use.

2.02 Authority; No Conflict.

(a)

The execution, delivery and performance of this Agreement, the Seller Closing Documents, and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of such Seller. This Agreement has been, and at Closing the Seller Closing Documents will be, duly executed and delivered by such Seller and at the Closing, all instruments executed and delivered by such Seller at or in connection with the Closing shall have been duly executed and delivered by such Seller. This Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by such Seller of the Conveyance Documents at the Closing, such Conveyance Documents and delivery shall constitute legal, valid and binding transfers and conveyances of the Assets. Upon the execution and delivery by such Seller of any other documents at the Closing (collectively with the Conveyance Documents, the “Seller Closing Documents”), such Seller Closing Documents shall constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)

Except as set forth in Schedule 2.02(b), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement or the Seller Closing Documents by such Seller nor the consummation or performance of any of the Contemplated Transactions by such Seller shall, directly or indirectly (with or without notice or lapse of time):

(i)

contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Seller, or (B) any resolution adopted by the board of directors, managers or officers of such Seller;

(ii)

contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which such Seller, or any of the Assets, may be subject;

(iii)

contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that relates to the Assets; or

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

2.03 Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement Proceedings pending or being contemplated by such Seller or, to such Seller’s Knowledge, Threatened against such Seller. Such Seller is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

2.04 Taxes.

Except as disclosed on Schedule 2.04: (i) all material Tax Returns required to be filed by Sellers with respect to Asset Taxes have been duly and timely filed and such Tax Returns are true, correct and complete in all material respects; (ii) all material Asset Taxes required to be paid by Sellers that are or have become due have been timely and properly paid in full; (iii) there are no Encumbrances on any of the Assets attributable to Taxes other than Permitted Encumbrances; (iv) there are no administrative or judicial Proceedings by any Governmental Body pending against Sellers or their Affiliates relating to any Asset Taxes and no such Proceedings have been threatened in writing; (v) there are no agreements or waivers currently in effect or pending that provide for an extension of time with respect to (a) the filing of any Tax Return with respect to Asset Taxes or (b) the assessment or collection of any Asset Tax; (vi) all material amounts required to be remitted by Sellers or their Affiliates pursuant to any applicable escheat or unclaimed property Law with respect to the Assets have been remitted to the applicable Governmental Body in accordance with applicable law; and (vii) no Asset is subject to any tax partnership agreement or provisions or is otherwise treated or required to be treated as held in an arrangement requiring a partnership Income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute. Notwithstanding any other provision in this Agreement, the representation and warranties in this Section 2.04 are the only representations and warranties of such Seller in this Agreement with respect to Tax matters.

2.05 Legal Proceedings. Except as set forth on Schedule 2.05, (a) with respect to Sellers’ obligations in Section 9.01, as of the Execution Date, and (b) with respect to Buyer’s condition to Closing in Section 6.01(b), as of the Closing Date, such Seller is not a party to any Proceeding, and, to such Seller’s Knowledge, there is no pending or Threatened Proceeding by or against such Seller or any of its Affiliates, in each case, that (a) relates to such Seller’s ownership or operation of any of the Assets, or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

2.06 Brokers. Neither such Seller nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of such Seller and its Affiliates.

2.07 Compliance with Legal Requirements. Except with respect to any representation and warranties regarding (a) Taxes, which are provided in Section 2.04 and (b) environmental matters, which are provided in Section 2.12, and Section 2.14, and except as set forth in Schedule 2.07, there is no uncured material violation by such Seller of any Legal Requirements (excluding Environmental Laws) with respect to such Seller’s ownership and operation of the Assets.

2.08 Prepayments. Except for any Imbalances and as otherwise set forth in Schedule 2.08, (a) neither such Seller nor its Affiliates has received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any Person of Hydrocarbons previously paid for and not yet delivered; and (b) neither such Seller nor its Affiliates are otherwise obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment or similar provision, or under any marketing-related agreement with respect to any Assets to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor. Schedule 2.08 sets forth, to such Seller’s Knowledge as of the date set forth on Schedule 2.08, all joint interest billing amounts for the Wells for which such Seller has received prepayments from non-operating parties relating to post-Effective Time operations.

2.09 Imbalances. Except as set forth in Schedule 2.09, as of the date set forth on Schedule 2.09, there are no Imbalances with respect to such Seller’s obligations relating to the Wells as of the Effective Time.

2.10 Material Contracts.

(a)

Schedule 2.10(a) sets forth all Applicable Contracts to which such Seller or its Affiliates are a party or by which the Assets are bound of the type described below as of the Execution Date, which will be binding on the Buyer or the Assets following the Closing (collectively, the “Material Contracts”):

(i)

any Applicable Contract that is a Hydrocarbon purchase, sale, exchange, or other disposition of Hydrocarbons produced from or attributable to the Assets or for the purchase, transportation, gathering, treating, processing, or storage of any Hydrocarbons (or similar Applicable Contracts) that is not terminable without penalty on sixty (60) days’ or less notice;

(ii)

any Applicable Contract that can reasonably be expected to result in aggregate payments by such Seller of more than One Hundred Thousand Dollars ($100,000) (net to Sellers’ interest) during the current or any subsequent fiscal year or more than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (net to Sellers’ interest) over the term of such Applicable Contract;

(iii)	any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract;

(iv)

any Applicable Contract (other than confidentiality or similar agreements entered into in the ordinary course of business) that prohibits or materially restricts such Seller from competing in any jurisdiction, including, without limitation, any Applicable Contract that (A) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future, or (B) includes non-competition restrictions or other similar restrictions on doing business that are applicable to Seller, or (C) purports to restrict, limit or prohibit the location, timing or manner of conducting operations or business, or any agreement that includes such provisions;

(v)	any Applicable Contract that constitutes a saltwater disposal (or similar) agreement;

(vi)

any Applicable Contract that constitutes a purchase and sale agreement or similar agreement, any material terms of which remain executory, or that will be binding on Buyer or the Assets after the Closing;

(vii)	any Applicable Contract that would obligate Buyer to drill additional wells or to conduct other material operations after Closing;

(viii)	any Applicable Contract for which the primary purpose is to provide for the indemnification of another Person;

(ix)	any Applicable Contract between or among such Seller, on the one hand, and any Affiliate of such Seller, on the other hand, that will be binding upon the Assets or the Buyer after Closing;

(x)

any Contract that is a settlement, conciliation or similar agreement with any Governmental Body pursuant to which Seller (with respect to the Assets) or any of the Assets will have any material outstanding obligation after the Execution Date;

(xi)	any Applicable Contract that is a seismic agreement or commitment to acquire, generate or develop seismic, or similar agreement for which Buyer will be liable;

(xii)

any Applicable Contract that contains (A) a call right, option to purchase, minimum volume commitments, or similar rights or obligations, in each case, affecting any Asset or the production of Hydrocarbons, or (B) a dedication of production of Hydrocarbons or similar obligation or commitment that requires Hydrocarbons to be gathered, transported, processed, used or sold in a particular manner;

(xiii)	any Applicable Contract that provides for an irrevocable power of attorney that will be in effect after the Closing Date;

(xiv)

any Applicable Contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, joint development agreement, joint operating agreement, farmin or farmout agreement, joint exploration agreement, net profits interest agreement, participation agreement, production sharing agreement, unit agreement, exchange agreement, acreage contribution agreement, drilling agreement, carried interest agreement, or similar Contract where the primary obligation has not been completed prior to the Effective Time (including any tax partnership that has been properly identified on Schedule 2.04); and

(xv)	any amendment or modification of the foregoing.

(b)

Prior to the Execution Date, such Seller has provided Buyer true and complete copies of all Material Contracts (including all exhibits, schedules, appendices and amendments thereto). Except as set forth on Schedule 2.10(b), (w) each Material Contract is in full force and effect and is a legal, valid and binding obligation, and is enforceable in accordance with its terms against such Seller and such Seller’s Knowledge, each other party thereto, (x) neither such Seller, nor to such Seller’s Knowledge, any other party, is in default in any material respect under any Material Contract, and (y) no event has occurred that upon receipt of notice or lapse of time or both would constitute a default of such Seller in any material respect under any Material Contract or, to such Seller’s Knowledge, of any other Person who is a party to such Material Contract.

2.11 Consents and Preferential Purchase Rights. Except as set forth in Schedule 2.11, none of the Assets are subject to any Preferential Purchase Rights or Consents required to be obtained by such Seller or its Affiliates which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, (b) Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee and (c) Permitted Consents.

2.12 Permits. Except as set forth in Schedule 2.12, (a) with respect to Assets currently operated by such Seller or any of its Affiliates, such Seller or its Affiliate (as applicable) has acquired all Permits from appropriate Governmental Bodies required to conduct operations on such Assets in material compliance with all applicable Legal Requirements; (b) all such Permits are in full force and effect and no Proceeding is pending or Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid, (c) such Seller and its Affiliates are in compliance in all material respects with all such Permits, and (d) such Seller has not received any unresolved written notification from any applicable Governmental Body that it is not in compliance with any material Permit.

2.13 Current Commitments. Schedule 2.13 sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than One Hundred Thousand Dollars ($100,000) (net to Sellers’ interest) (the “AFEs”) relating to the Assets to drill or rework any Wells or for other capital expenditures which are binding on such Seller, its Affiliates, or the Assets for which all of the activities anticipated in such AFEs have not been completed by the Execution Date. To such Seller’s Knowledge, Schedule 2.13 lists all forced pooling orders for which such Seller reasonably anticipates expenditures equal to or greater than One Hundred Thousand Dollars ($100,000) (net to Sellers’ interest) for which all of expenditures have not been completed by the Execution Date.

2.14 Environmental Laws. Except as disclosed on Schedule 2.14, (a) there are no actions, suits or Proceedings pending, or to such Seller’s Knowledge, Threatened against such Seller or any of its Affiliate or, to such Seller’s Knowledge, any Third Party operator, with respect to the Assets alleging material violations of, or claiming material liability (including remediation obligations) under, Environmental Laws or Permits required thereunder, (b) neither such Seller nor any of its Affiliates has received written notice from any Governmental Body of any alleged or actual material violation of or non-compliance with, or material liability under, any Environmental Law or the terms or conditions of any Permits required under Environmental Laws, arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof and that remains unresolved as of the Execution Date, and (c) such Seller has not entered into (and, to such Seller’s Knowledge, no Assets operated by Third Parties are subject to) any material unfulfilled agreement or Order with any Governmental Body related to Environmental Laws. Notwithstanding any other provision in this Agreement, the representations and warranties in this Section 2.14, and Section 2.12, are the only representations and warranties of such Seller in this Agreement with respect to environmental matters.

2.15 Wells; Condition of Wells. Except as disclosed on Schedule 2.15, (a) no Well is subject to material penalties on allowable production after the Execution Date because of any overproduction, (b) there are no Wells that such Seller or its Affiliates are currently obligated by applicable Legal Requirements, Lease or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body, (c) there are no Wells that have been plugged or abandoned by such Seller or its Affiliates since January 1, 2020 that have not been plugged and abandoned in material accordance with Legal Requirements and (d) except with respect to any environmental matters, which are provided in Section 2.12 and Section 2.14, the Wells and all equipment associated therewith are in reasonable operating condition, consistent with the respective ages and stages of useful life, such that Seller’s existing operation of the Wells is not materially impaired thereby.

2.16 No Transfer. With respect to any Assets for which Seller or its Affiliates owned any depths other than the applicable Target Formation during the two (2)-year period prior to the Execution Date, except as set forth on Schedule 2.16, Permitted Encumbrances or any Encumbrances that will be released in full at or prior to Closing, Seller has not intentionally transferred, sold, mortgaged, or pledged any material portion of such Assets with respect to depths other than the Target Formations within such two (2)-year period prior to the Execution Date.

2.17 Leases; Royalties. As of the Execution Date, since January 1, 2020, neither such Seller nor its Affiliates have received any unresolved written notice from any lessor (including copies of any such notices provided to such Seller or its Affiliates by Third-Party operators) under any of the Leases seeking to terminate, cancel or rescind any Lease. As of the Execution Date, since January 1, 2020 neither such Seller nor its Affiliates have received any written notice from any lessor under any of the Leases (including copies of any such notices provided to such Seller or its Affiliates by Third-Party operators) alleging any unresolved material default under any Lease. Schedule 2.17 sets forth those Leases that are being maintained in full force and effect by the payment of shut-in royalties or other payments-in-lieu of operations or production. Such Seller has, in all material respects, properly and timely paid, or caused to be paid, Royalties and other interest owners’ revenues or proceeds attributable to the Assets or sales of Hydrocarbons produced from or attributable to the Assets in accordance with the applicable Leases and applicable Legal Requirements or if not paid, is contesting such payments, obligations or Royalties in good faith as set forth on Schedule 2.17.

2.18 Surface Interests. Each of the Surface Fee Properties and Surface Agreements material to the ownership and operation of the other Assets as currently owned and operated are legal, valid, binding, enforceable and in full force and effect, in all material respects. Neither such Seller nor its Affiliates is in material breach of or default under any Surface Fee Properties or Surface Agreements. The Surface Fee Properties and Surface Agreements are sufficient in all material respect for the ownership and operation of the Assets as presently conducted by such Seller or its Affiliates.

2.19 Credit Support. Schedule 2.19 sets forth a true and complete list of all bonds, letters of credit, guarantees and other forms of credit support currently maintained, posted or otherwise provided by such Seller or any of its Affiliates and relating to the Assets or the Assumed Liabilities.

2.20 Suspense Funds. Schedule 2.20 sets forth the Suspense Funds as of the date set forth therein. To the extent applicable, to such Seller’s Knowledge, such Seller or its Affiliates have timely complied with all escheat obligations with respect to amounts it has held in suspense.

2.21 Non-Consent; Payout Balances; Other Defaults. Except as disclosed on Schedule 2.21 or expressly set forth on Exhibit A or Exhibit B-1, (a) no operations are being conducted or will be conducted with respect to the Wells as to which such Seller or its Affiliates have elected to be a non-consenting party under the terms of the applicable governing agreement, and with respect to which, such Seller has not yet recovered its full participation, (b) there are no “payout” balances affecting such Seller’s interest in the Assets, and (c) there are no defaults or other circumstances affecting the Assets for which such Seller or its Affiliates is obligated to pay or perform another Person’s obligations or liabilities.

2.22 Regulatory Matters. Such Seller (a) is not a “natural gas company” engaged in the transportation of natural gas in interstate commerce under the Natural Gas Act of 1938, as amended, and has not operated, or provided services, using any of the Assets in a manner that subjects it to the jurisdiction of, or regulation by, the Federal Energy Regulatory Commission (i) as a natural gas company under the Natural Gas Act of 1938 (other than pursuant to a certificate of limited jurisdiction as described below) or (ii) as a common carrier pipeline under the Interstate Commerce Act; and (b) holds any general or limited jurisdiction certificate of public convenience and necessity issued by the Federal Energy Regulatory Commission other than a blanket sale for resale certificate issued by operation of law or a blanket certificate issued to permit participation in capacity release transactions. There is no actual, or to such Seller’s Knowledge, Threatened taking (whether permanent, temporary, whole or partial) of any of the Assets, or any part of the Assets, by reason of condemnation or eminent domain or the threat of condemnation or eminent domain.

2.23 Labor. No Available Employee is represented by a labor union, labor organization or other representative of employees and neither such Seller nor any of its Affiliates nor any of the Assets is party to, subject to, or bound by any collective bargaining agreement or any other labor Contract with a labor union, labor organization or other representative of employees. As of the Execution Date, there are no strikes, lockouts, or work stoppages existing or, to such Seller’s Knowledge, threatened in writing with respect to any Available Employees. As of the Execution Date, there have been no union certification or representation petitions or written demands with respect to any Available Employees, and, to Seller’s Knowledge, no union organizing campaign or similar effort is pending or Threatened with respect to any Available Employees. As of the Execution Date, Seller is not a party to any, and, to such Seller’s Knowledge, there is no pending or Threatened, Proceeding by or with respect to any Available Employee related to their employment with such Seller (including as may relate to or arise from allegations of sexual harassment, other harassment, discrimination, retaliation or policy violation). To such Seller’s Knowledge, as of the Execution Date, there is no uncured material violation by such Seller of any Legal Requirements with respect to the employment or engagement of each Available Employee.

2.24 Disclosures with Multiple Applicability; Materiality. If any fact, condition or matter disclosed in such Seller’s disclosure Schedules applies to more than one Section of this Article 2, a single disclosure of such fact, condition or matter on such Seller’s disclosure Schedules shall constitute disclosure with respect to all Sections of this Article 2 to which such fact, condition or other matter applies on its face, regardless of the section of such Seller’s disclosure Schedules in which such fact, condition or other matter is described. Inclusion of a matter on such Seller’s disclosure Schedules with respect to a representation or warranty that is qualified by “material” or “Material Adverse Effect” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, as of the Execution Date and the Closing Date, the following:

3.01 Organization and Good Standing. Buyer is a limited liability company and duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified to do business and is, or will be at Closing, in good standing in each jurisdiction in which the Assets are located.

3.02 Authority; No Conflict.

(a)

This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon the execution and delivery by Buyer of the Conveyance Documents and any other documents executed and delivered by Buyer at the Closing (collectively, “Buyer’s Closing Documents”), Buyer’s Closing Documents

shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and Buyer’s Closing Documents, and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)

Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions.

(c)

Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers or members of Buyer or (iii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.

(d)

Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.03 Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

3.04 Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets and their value, and it has relied solely thereon and on the representations, warranties, covenants, agreements and obligations of Sellers in this Agreement and the Seller Closing Documents. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws or any other applicable Legal Requirements.

3.05 Qualification. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is not acquiring the Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder. Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable

Legal Requirements to own and operate the Assets. Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

3.06 Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

3.07 Financial Ability. Buyer will have as of Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to (a) deliver the amounts due at the Closing, and (b) take such actions as may be required to consummate the Contemplated Transactions. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

3.08 Securities Laws. The solicitation of offers and the sale of the Assets by Sellers have not been registered under any securities laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and if it sells, transfers or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.

3.09 Due Diligence. Without limiting or impairing any representation, warranty, covenant or agreement of Sellers contained in this Agreement and the Seller Closing Documents, or Buyer’s right to rely thereon, as of the Closing Date, (a) Buyer and its Representatives have (i) been permitted access to all materials relating to the Assets, (ii) been afforded the opportunity to ask all questions of Sellers (or Seller Representative) concerning the Assets, (iii) been afforded the opportunity to investigate the condition of the Assets and (iv) had the opportunity to take such other actions and make such other independent investigations as Buyer deems necessary to evaluate the Assets and understand the merits and risks of an investment therein and to verify the truth, accuracy and completeness of the materials, documents and other information provided or made available to Buyer (whether by Sellers or otherwise), and (b) BUYER HEREBY WAIVES ANY CLAIMS ARISING OUT OF ANY MATERIALS, DOCUMENTS OR OTHER INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER (WHETHER BY SELLERS OR OTHERWISE), WHETHER UNDER THIS AGREEMENT, AT COMMON LAW, BY STATUTE OR OTHERWISE.

3.10 Basis of Buyer’s Decision. By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of oil and gas properties, Buyer has evaluated the merits and the risks of purchasing the Assets from Sellers and has formed an opinion based solely on Buyer’s knowledge and experience, Buyer’s due diligence, and Sellers’ representations, warranties, covenants and agreements contained in this Agreement and the Seller Closing Documents, and not on any other representations or warranties by Sellers. Buyer has not relied and shall not rely on any statements by Sellers or their Representatives (other than those representations, warranties, covenants and agreements of Sellers contained in this Agreement and the Seller Closing Documents) in making its decision to enter into this Agreement or to close the Contemplated Transactions. BUYER UNDERSTANDS AND ACKNOWLEDGES THAT NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER GOVERNMENTAL BODY HAS PASSED UPON THE ASSETS OR MADE ANY FINDING OR DETERMINATION AS TO THE FAIRNESS OF AN INVESTMENT IN THE ASSETS OR THE ACCURACY OR ADEQUACY OF THE DISCLOSURES MADE TO BUYER, AND, EXCEPT AS SET FORTH IN ARTICLE 8, BUYER IS NOT ENTITLED TO CANCEL, TERMINATE OR REVOKE THIS AGREEMENT, WHETHER DUE TO THE INABILITY OF BUYER TO OBTAIN FINANCING OR PAY THE PURCHASE PRICE, OR OTHERWISE.

3.11 Business Use; Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Sellers. BUYER FURTHER RECOGNIZES THAT SELLERS, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THE PROVISIONS OF THIS ARTICLE 3.

3.12 Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement Proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

ARTICLE 4

COVENANTS OF SELLERS

4.01 Access and Investigation.

(a)

Between the Execution Date and the Closing Date, to the extent doing so would not violate applicable Legal Requirements, Sellers’ obligations to any Third Party or other restrictions on Sellers (provided Sellers will use commercially reasonable efforts to obtain waivers of such Legal Requirements or restrictions), Sellers shall afford Buyer and its Representatives access, by appointment only, during Sellers’ regular hours of business, to the Assets, contracts, books and records, and other documents and data related to the Assets, except any such contracts, books and records or other documents and data or that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records or other documents and data that are Excluded Assets. Notwithstanding anything in this Section 4.01 to the contrary, Sellers shall use commercially reasonable efforts to obtain the consent of Third Party operators to give Buyer and its Representatives reasonable access to similar information with respect to the Assets not operated by Sellers of their Affiliates, provided, however, that (i) Sellers will not be required to make payments unless Buyer agrees in writing to pay such expense or undertake obligations in favor of any Third Party in order to obtain such consent, and (ii) Sellers shall not be in breach of its obligations hereunder solely to the extent that a Third Party operator does not consent to provide access to any Assets or information relating thereto. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE CONVEYANCE

DOCUMENTS, SELLERS MAKE NO REPRESENTATION OR WARRANTY, AND EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE DOCUMENTS, INFORMATION, BOOKS, RECORDS, FILES AND OTHER DATA THAT IT OR ANY THIRD PARTY OPERATOR MAY PROVIDE OR DISCLOSE TO BUYER.

(b)

Subject to the limitations described Section 4.01(a), from the first Business Day following the Execution Date until 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost and expense, to conduct a Phase I Environmental Site Assessment of the Assets by giving not less than two (2) Business Days advance written notice to Sellers (which written notice shall include the written permission of any Third Party whose permission is legally required, which Sellers shall use commercially reasonable efforts to secure; provided that Sellers will not be obligated to make payments to or undertake obligations in favor of any Third Parties in order to obtain such permission unless Buyer agrees in writing to make such payments). In connection with its Phase I Environmental Site Assessment, Buyer and its Representatives shall be permitted to enter upon the Assets, inspect the same, review all of Sellers’ files and records (other than those are not required to be provided pursuant to Section 4.01(a)) relating to the Assets, and generally conduct visual, non-invasive tests, examinations and investigations. Notwithstanding anything in this Section 4.01 to the contrary, (i) Buyer’s investigation shall be conducted in a manner that minimizes unreasonable interference with the operation of the business of Sellers and any applicable Third Parties, and (ii) except as provided for in this Section 4.01, Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling (collectively, a “Phase II Environmental Site Assessment”). Buyer’s environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment of the Assets without Seller Representative’s prior written permission, which may be withheld in Sellers’ sole discretion; provided that if after conducting a Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment is recommended or reasonably necessary to determine the existence or scope of any potential Environmental Defect, or to determine any Environmental Defect Value, and Seller Representative or a Third Party operator withholds its consent to conduct such activities, in whole or in part, Buyer, in its sole discretion, may assert an Environmental Defect with respect to such affected Asset(s) pursuant to Section 10.09 based on available information and Buyer’s reasonable assumptions, and the lack of such Phase II Environmental Site Assessment shall not, in and of itself, invalidate such Environmental Defect Notice with respect to Section 10.09 or be used or otherwise referred to by Sellers in claiming that an Environmental Defect does not exist.

(c)

Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of Sellers and Sellers’ Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

4.02 Conduct of Business. Except (x) as set forth on Schedule 4.02 or Schedule 2.13, (y) as required by applicable Legal Requirements, or (z) as consented to in writing by Buyer in accordance with this Section 4.02, between the Execution Date and the Closing, Sellers shall:

(a)

operate its business with respect to its ownership and operation of the Assets in the ordinary course as a reasonable and prudent operator and in compliance with good oil field practice and applicable Legal Requirements;

(b)	not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets, except for sales of Hydrocarbons in the ordinary course of business;

(c)

not abandon any Asset (except the abandonment or expiration of Leases in accordance with their terms, including with respect to Leases not capable of producing in paying quantities after the expiration of their primary terms);

(d)

not commence, propose or agree to participate in any single operation with respect to the Properties with an anticipated cost in excess of One Hundred Thousand Dollars ($100,000) (net to Sellers’ interest), except for any emergency operations;

(e)

not execute, terminate, cancel, extend or amend or modify any Material Contract or Lease other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating or processing of Hydrocarbons terminable without penalty on sixty (60) days’ or shorter notice;

(f)	use commercially reasonable efforts to keep Buyer apprised of any drilling, re-drilling or completion operations proposed or conducted by Sellers with respect to the Assets;

(g)

(i) use commercially reasonable efforts to maintain in full force and effect all Leases and (ii) notify Buyer (which such notice will include copies) of any written notice received by Sellers or their Affiliates from any lessor under any of the Leases seeking to terminate, cancel or rescind any Lease or alleging any unresolved material default under any Lease (including copies of any such notices provided to such Seller or its Affiliates by Third-Party operators);

(h)	use commercially reasonable efforts to maintain all material Governmental Authorizations affecting Sellers’ or their Affiliates’ ownership of the Assets;

(i)

(i) provide Buyer copies of AFEs with respect to the Assets promptly after (but in any event within three (3) Business Days of) receipt by Sellers or their Affiliates, and (ii) make such elections under any such AFEs with an anticipated cost in excess of One Hundred Thousand Dollars ($100,000) (net to Sellers’ interest) as directed by Buyer (in Buyer’s sole discretion);

(j)	not make any election (or fail to make any election, the result of which is) to go non-consent with respect to any of the Assets (unless directed to do so by Buyer in accordance with Section 4.02(h));

(k)	not surrender, release or waive any material rights under any Material Contract or Lease;

(l)

notwithstanding anything in this Article 4 to the contrary, not take any action, or intentionally fail to take any action, in respect of the Assets that is reasonably likely to result in a Title Defect; and

(m)	not enter into any agreement with respect to or commit to violate any of the foregoing clauses (b), (c), (d), (e), (j), (k) and (l) above.

Buyer acknowledges that Sellers own undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not Sellers or an Affiliate of Sellers shall not constitute a Breach of the provisions of this Section 4.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as Sellers or their Affiliate have voted their interest in a manner that complies with the provisions of this Section 4.02. Further, no action or inaction of any Third Party operator with respect to any Asset shall constitute a Breach of this Section 4.02 to the extent Sellers use commercially reasonable efforts to cause such Third Party operator to operate such applicable Asset in a manner consistent with this Section 4.02.

Sellers may seek Buyer’s approval to perform any action that would otherwise be restricted by this Section 4.02, and Buyer’s approval of any such action shall not be unreasonably withheld, conditioned or delayed (except that Buyer may withhold approval, in its sole discretion, with respect to any action contemplated in clauses (b), (d), (e), (f), (g), (l) and (m)), and shall be considered granted ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ notice; provided, however, that such shorter time is at least two (2) Business Days following Buyer’s receipt of such notice) after delivery of notice from Sellers to Buyer requesting such consent unless Buyer notifies Sellers to the contrary during such ten (10)-day period. In no event will Sellers or their Affiliates have any liability to Buyer for any Damages resulting from their (or their Affiliates’) performance of any covenant set forth in Section 4.02(a), or purported Breach of any covenant set forth in Section 4.02(a), in its capacity as the “Operator” of any of the Assets, in each case, except to the extent resulting from Sellers’ gross negligence or willful misconduct. Notwithstanding the foregoing provisions of this Section 4.02, in the event of an emergency, Sellers may take such action as reasonably necessary and shall notify Buyer of such action reasonably promptly thereafter. Any matter affirmatively approved by Buyer pursuant to this Section 4.02 (or for which Buyer fails to respond within the ten (10)-day period described above) that would otherwise constitute a Breach of one of Sellers’ representations and warranties in Article 2 shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

4.03 Insurance. Sellers shall maintain in force during the period from the Execution Date until the Closing, all of Sellers’ insurance policies pertaining to the Assets in the amounts and with the minimum coverages currently maintained by Sellers. The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs to the extent attributable to the Assets.

4.04 Consent and Waivers. Sellers shall use commercially reasonable efforts to obtain, prior to the Closing, written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer; provided that in the event Sellers are unable to obtain all such waivers of Preferential Purchase Rights and Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement. Neither Sellers nor Buyer shall be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents. Buyer shall cooperate with Sellers in seeking to obtain such Consents.

4.05 Amendment to Schedules. Until 5:00 P.M. on the date that is five (5) Business Days prior to the Closing Date, Sellers shall have the right (but not the obligation) to supplement the Schedules relating to the representations and warranties set forth in Article 2 with respect to any matters discovered or arising subsequent to the Execution Date. Except to the extent such updates are a direct result of actions taken with Buyer’s express written consent pursuant to Section 4.02, prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 6.01 or for determining any remedies available under this Agreement; provided, however, that (a) if any matter disclosed in such addition, supplement or amendment gives rise to Buyer’s ability to terminate this Agreement, but (b) Buyer nonetheless agrees to proceed with the Closing, then the matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing which gave rise to Buyer’s right to terminate this Agreement will be considered accepted and any violation of the applicable representation and warranty with respect to such disclosed matter shall be considered waived for all purposes, and Buyer shall not be entitled to make a claim thereon under this Agreement or otherwise with respect thereto pursuant to the terms of this Agreement from and after Closing.

4.06 Successor Operator. While Buyer acknowledges that it desires to succeed Sellers (or their Affiliates) as operator of those Assets or portions thereof that Sellers (or their Affiliates) may presently operate, Buyer acknowledges and agrees that Sellers cannot and do not covenant or warrant that Buyer shall become successor operator of such Assets because such Assets (or portions thereof) may be subject to operating or other agreements that control the appointment of a successor operator. Sellers agree, however, that as to the Assets that Sellers or their Affiliate operates, Sellers shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable operating agreement) effective as of the Closing (at Buyer’s sole cost and expense) and to designate or appoint, to the extent legally possible and permitted under any applicable operating agreement, Buyer as successor operator of such Assets effective as of Closing.

4.07 Cooperation. Between the Execution Date and the Closing Date, Sellers shall (and shall cause their Affiliates or the applicable Seller Group member’s Representatives to) reasonably cooperate with Buyer in preparing the Conveyance Documents (including the exhibits thereto) in the appropriate format for recording in the real property records where the Assets are located without additional costs imposed by the applicable county(ies).

ARTICLE 5

OTHER COVENANTS

5.01 Notification and Cure. Between the Execution Date and the Closing Date, Buyer shall promptly notify Sellers in writing and Sellers shall promptly notify Buyer in writing if Sellers or Buyer, as applicable, obtain Knowledge of any Breach, in any material respect, of the other Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition; provided that failure to provide such notification shall in no way serve as the basis for any Breach or other claim between the Parties or otherwise modify any of the rights and obligations of the Parties under this Agreement. If any of Buyer’s or Sellers’ representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such Breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 8.01(d)), then such Breach shall be considered not to have occurred for all purposes of this Agreement. Notwithstanding anything herein to the contrary, if Buyer has Knowledge as of the Execution Date of any Breach of any of Sellers’ representations or warranties relating to any matter or circumstance arising prior to January 1, 2020, then Buyer shall have no remedy with respect to such Breach under this Agreement.

5.02 Replacement of Insurance, Bonds, Letters of Credit and Guaranties.

(a)

The Parties understand that none of the insurance currently maintained by Sellers or Sellers’ Affiliates covering the Assets, nor any of the bonds, letters of credit or guaranties, if any, posted by Sellers or Sellers’ Affiliates with Governmental Bodies, co-owners or other Persons and relating to the Assets will be transferred to Buyer. On or before the Closing Date, Buyer shall obtain and deliver to Sellers evidence of replacement of the bonds, letters of credit and guaranties set forth on Schedule 2.19 as may be necessary for Buyer to own and, with respect to Assets currently operated by Sellers or their Affiliates, operate such Assets. Promptly following the Closing, Buyer shall obtain, or cause to be obtained, in the name of Buyer, such insurance covering the Assets as would be obtained by a reasonably prudent owner and operator of oil and gas assets in a similar situation.

(b)

Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Sellers shall reasonably assist Buyer with such filings. Governmental Reviews. Sellers and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations. Buyer shall bear the cost of all filing or application fees payable to any Governmental Body with respect to the Contemplated Transactions, regardless of whether Buyer, Sellers or any Affiliate of any of them is required to make the payment.

5.03 Satisfaction of Conditions. Between the Execution Date and the Closing Date (a) Sellers shall use commercially reasonable efforts to cause the conditions in Article 6 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied.

5.04 Employee Matters. Schedule 5.04 contains a complete list, as of the Execution Date, of all field employees of Sellers (or an Affiliate of any Seller) who primarily provide services to the Assets and whom Sellers (or such Affiliate) is willing to make available to Buyer for employment following the Closing (the “Available Employees”), together with the job title or description applicable to each Available Employee, the location where such employee performs his or her employment duties, the employee’s hourly wage or base salary (as applicable), exempt or non-exempt status, active or inactive status (and as applicable, type of leave and anticipated return date), full-time or part-time status, visa status (if applicable), date of hire, employing entity, and accrued unused vacation. Buyer may, before the Closing, contact any Available Employee regarding employment by Buyer or an Affiliate of Buyer at or after Closing and propose an employment, independent contractor, or other working relationship on terms determined by Buyer or an Affiliate in its sole discretion. The Available Employees who prior to the Closing accept employment or other working relationship with Buyer or an Affiliate of Buyer and are subsequently hired by Buyer are hereinafter referred to as the “Transferred Employees.” Nothing in this Agreement, expressed or implied, shall confer upon any Available Employees (or any of their beneficiaries or alternate payees) any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement or otherwise. In addition, the provisions of this Section 5.04 are for the sole benefit of the Parties and are not for the benefit of any third Person including the Available Employees or Transferred Employees.

5.05 Financial Cooperation.

(a)

From time to time (until the date that is twelve (12) months following the Closing Date), Sellers agree to provide such financial, operations, reserves or other information relating to the Assets as may be reasonably requested by Buyer solely for inclusion in, or for purposes of preparing any filings to be made by, the Acacia Entity or its affiliates with the Securities and Exchange Commission (“SEC”), including any reserve information with respect to the Assets that is required to be included in any periodic report, proxy statement or registration statement filed by the Acacia Entity or its affiliates under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as applicable (the “Reserve Information”).

(b)

As soon as is reasonably practicable after the Execution Date, Sellers shall (i) initiate an audit process to prepare and deliver audited consolidated financial statements of Revolution II WI Holding Company, LLC for the twelve month periods ended December 31, 2022 and 2023, which shall be audited by PricewaterhouseCoopers LLP and BDO USA, P.C. (the “Auditors”), respectively, including the audited balance sheet as of such dates, and the related statements of operations, changes in members’ equity and cash flows for each of the fiscal years ended December 31, 2022 and December 31, 2023 meeting the requirements of Rule 3-05 of SEC Regulation S-X, including the notes thereto and the accompanying reports by the Auditors (the “Audited Financial Statements”) and (ii) initiate a process to prepare and deliver unaudited consolidated financial statements of Revolution II WI Holding Company, LLC for each of the three month period ended March 31, 2023 and March 31, 2024, including the unaudited balance sheet as of each such date, and the related statements of operations, changes in members’ equity and cash flows for the three month periods then ended meeting the requirements of Rule 3-05 of SEC Regulation S-X, including the notes thereto (collectively, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). In addition, Sellers shall use reasonable efforts (including the delivery of customary management representation letters) to procure consents and other customary documentation from the Auditors in respect of the Audited Financial Statements and Unaudited Financial Statements as may be required in connection with any filings with the SEC required to be made by the Acacia Entity or its affiliates.

(c)

Promptly after the Audited Financial Statements are prepared, Sellers will deliver to Buyer the Audited Financial Statements together with a certificate signed by the Chief Financial Officer of the Sellers on behalf of each of the Sellers to the effect set forth in Section 5.05(f) below in respect of the Audited Financial Statements.

(d)

Promptly after the Unaudited Financial Statements are prepared, Sellers will deliver to Buyer the Unaudited Financial Statements together with a certificate signed by the Chief Financial Officer of the Sellers on behalf of each of the Sellers to the effect set forth in Section 5.05(f) below in respect of the Unaudited Financial Statements.

(e)

Promptly after the Reserve Reports are prepared, Sellers will deliver to Buyer a reserve report prepared by an independent nationally recognized petroleum engineering consultant (the “Reserve Engineer”), relating to the applicable Assets as of December 31, 2022 and December 31, 2023 (such report, the “Reserve Report”).

(f)

The Audited Financial Statements and Unaudited Financial Statements will be, and upon delivery thereof will have been, prepared from the books and records of Sellers in accordance with GAAP and on a basis consistent with past practice and will present fairly, in all material respects, the financial position of the business of Revolution II WI Holding Company, LLC as of the periods and dates stated therein, and the results of its operations and its cash flows for the periods and dates stated therein in accordance with GAAP subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments permitted by GAAP that are not expected to be material.

(g)

Buyer will promptly, upon request by Sellers from time to time, reimburse Sellers or their respective Affiliates for the reasonable, documented Third-Party out-of-pocket costs incurred by Sellers or their Affiliates in connection with the Sellers’ cooperation pursuant to this Section 5.05. Sellers will (and will cause the Seller Group members to) use commercially reasonable efforts to cooperate with the independent audit firm that audits the Financial Statements and the Reserve Engineer to provide consents necessary for the inclusion or incorporation by reference of the Financial Statements and Reserve Report in any filing with the SEC in which the Financial Statements or Reserve Report are required to be included and incorporated.

(h)

Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that (i) in each case, the Seller Group members’ cooperation will be at Buyer’s sole cost and expense; (ii) nothing in this Section 5.05 will require Sellers or their Affiliates to take any action that would conflict with or violate any Law or subject Sellers or their Affiliates to any liability or any director, manager, officer, employee, or agent of Sellers or their Affiliates to any personal liability; (iii) Buyer hereby releases and will indemnify and hold harmless Sellers and their Affiliates and their respective directors, managers, officers, employees, and agents from and against any and all claims by any such Persons suffered or incurred in connection with the assistance or activities provided pursuant to this Section 5.05; (iv) except as contemplated in Section 5.05(b) and Section 5.05(e) (with respect to the December 31, 2023 Reserve Report only), (x) nothing in this Section 5.05 will require Sellers or their Affiliates to create any new work product or re-format any existing data or information or provide information already provided to Buyer in the Records or otherwise and (y) the assistance described in this Section 5.05 will not require Sellers to take any action that Sellers reasonably believe could result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege; and (v) Sellers will not be required to provide any information to Buyer that is not then in Sellers’ or their Affiliates’ reasonable control.

5.06 FCC Filings. Sellers and Buyer shall prepare, as soon as is practical following the Closing, any necessary filings in connection with the Contemplated Transactions that may be required to be filed by the Parties or any Affiliate thereof with the FCC with respect to transfer of the FCC Licenses. Buyer shall pay all amounts payable to the FCC or other Governmental Body with respect to the transfer of the FCC Licenses under this Agreement. Sellers and Buyer shall: (x) promptly furnish each other with copies of any notices, correspondence or other written communication from the FCC; (y) promptly make any appropriate or necessary subsequent or supplemental filings; and (z) cooperate in the preparation of such filings as is reasonably necessary and appropriate. In addition, at or prior to, or as soon as practical after, the Closing, Buyer shall deliver evidence to Sellers of its Federal Registry Number with respect to the FCC Licenses and its designation of an applicable contact person with respect to the FCC Licenses. Promptly following Closing, Buyer and Sellers shall execute and deliver the forms and documents required by the applicable Governmental Body to transfer the FCC Licenses to Buyer.

5.07 Further Covenants. The Parties hereby agree to the further covenants set forth on Schedule 5.07.

ARTICLE 6

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

6.01 Accuracy of Representations.

(a)

All of the Fundamental Representations of Sellers must have been true and correct in all respects as of the Execution Date (except to the extent such Fundamental Representations have been cured by the Closing Date) and must be true and correct in all respects as of the Closing Date as if made on the Closing Date.

(b)

All of Sellers’ representations and warranties in this Agreement (other than the Fundamental Representations) must have been true and correct in all respects as of the Execution Date (except to the extent such representation or warranty has been cured by the Closing Date) and must be true and correct in all respects as of the Closing Date as if made on the Closing Date (other than any such representation and warranty that refers to a specified date, which need only be true and correct in all respects on and as of such specified date), in each case, except for those Breaches, if any, that would not, in the aggregate, have a Material Adverse Effect (provided, however, that to the extent such representation or warranty is qualified by its terms by Material Adverse Effect or other materiality qualifier, such qualification in its terms shall be inapplicable for purposes of this Section 6.01(b) and the Material Adverse Effect qualification contained in this Section 6.01(b) shall apply in lieu thereof).

6.02 Sellers’ Performance. All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

6.03 No Proceedings. Since the Execution Date, there must not have been commenced or Threatened against Sellers, or against any of Sellers’ Affiliates, any Proceeding (other than any matter initiated by either Buyer or its Affiliates) seeking to restrain, enjoin or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

6.04 No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

6.05 Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing) shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

6.06 Closing Deliverables. Sellers shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Sellers under Section 1.04(a).

ARTICLE 7

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

7.01 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement must have been true and correct in all material respects as of the Execution Date (except to the extent such representation or warranty has been cured by the Closing Date) and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality or Material Adverse Effect, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) on and as of such specified date.

7.02 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.03 No Proceedings. Since the Execution Date, there must not have been commenced or Threatened against Buyer or against any of its Affiliates, any Proceeding (other than any matter initiated by Sellers or an Affiliate of Sellers) seeking to restrain, enjoin or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

7.04 No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

7.05 Necessary Consents and Approvals. All Consents and approvals from Governmental Bodies required for the Contemplated Transactions (other than Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing) shall have been granted, or the necessary waiting period shall have expired or early termination of the waiting period shall have been granted.

7.06 Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Sellers the documents and other items required to be delivered by Buyer under Section 1.04(b).

7.07 Qualifications. Buyer shall have obtained all authorizations, qualifications and approvals required to be obtained prior to Closing under Section 5.02(a).

ARTICLE 8

TERMINATION

8.01 Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)	by mutual written consent of Sellers and Buyer;

(b)

by Buyer, if Sellers have committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Section 6.01 or Section 6.02 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Sellers shall have a period of ten (10) Business Days following receipt of such written notice from Buyer of such Breach to attempt to cure the Breach and the termination under this Section 8.01(b) shall not become effective unless Sellers fail to cure such Breach prior to the end of such ten (10) Business Day period; provided further, if (i) Sellers’ conditions to Closing have been satisfied or waived in full, (ii) Buyer is not in material Breach of the terms of this Agreement and (iii) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful delay by Sellers to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(c)

by Sellers, if Buyer has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Section 7.01 or Section 7.02 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such written notice from Sellers of such Breach to attempt to cure the Breach and the termination under this Section 8.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; provided further, if (i) Buyer’s conditions to Closing have been satisfied or waived in full, (ii) Sellers are not in material Breach of the terms of this Agreement and (iii) all of Sellers’ conditions to Closing have been satisfied or waived, then the refusal or willful delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(d)

by Sellers or Buyer, if the Closing has not occurred on or before June 30, 2024 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided that such failure does not result primarily from the terminating Party’s material Breach of this Agreement;

(e)

by Sellers or Buyer, if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling, or other action has become final and nonappealable; or

(f)

by Sellers or Buyer, if the sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Title Defect Deductible (less the sum of all Title Benefit Values), plus (ii) all Environmental Defect Values asserted by Buyer in good faith and without taking into account the Environmental Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 10.01, plus (iv) the aggregate downward Purchase Price adjustments under Section 10.02, plus (v) the aggregate downward Purchase Price adjustments under Section 10.13, exceeds fifteen percent (15%) of the unadjusted Purchase Price.

8.02 Effect of Termination; Distribution of the Deposit Amount.

(a)

If this Agreement is terminated pursuant to Section 8.01, all further obligations of the Parties under this Agreement shall terminate; provided that (a) such termination shall not impair nor restrict the rights of either Party against the other with respect to the Deposit Amount pursuant to Section 8.02(b) and (b) the following provisions shall survive the termination: Section 5.01, Sections 8.02, 9.03(b), 9.05, 9.06, 9.07, 9.10, 9.11, 9.12, Article 11 (other than Section 11.01), Appendix I and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(b)	Notwithstanding anything to the contrary in Section 8.02(a):

(i)

If Sellers have the right to terminate this Agreement (A) pursuant to Section 8.01(c) or (B) pursuant to Section 8.01(d), if at such time Sellers could have terminated this Agreement pursuant to Section 8.01(c) (without regard to any cure periods contemplated therein), then, in any such case, Sellers shall have the right as Sellers’ sole and exclusive remedy to terminate this Agreement and receive distribution of the Deposit Amount from the Escrow Agent as liquidated damages (and not as a penalty) free and clear of any claims by Buyer hereunder. If Sellers elect to terminate this Agreement pursuant to this Section 8.02(b)(i) and receive distribution of the Deposit Amount as liquidated damages, (x) each Party shall, within two (2) Business Days of such election, deliver to the other Party a duly executed counterpart to joint written instructions to the Escrow Agent authorizing distribution of the Deposit Amount to Sellers to the account designated by Sellers and (y) Sellers shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(ii)

If Buyer has the right to terminate this Agreement (A) pursuant to Section 8.01(b) or (B) pursuant to Section 8.01(d), if at such time Buyer could have terminated this Agreement pursuant to Section 8.01(b) (without regard to any cure periods contemplated therein), then, in either case, Buyer shall have the right, at its sole discretion, to either (1) enforce specific performance by Sellers of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for herein, or (2) if Buyer does not elect to seek and enforce specific performance (or does not successfully seek and enforce specific performance), terminate this Agreement and (in addition to receiving distribution of the Deposit Amount from the Escrow Agent) seek to recover actual damages from Sellers in an amount not to exceed Buyer’s actual documented, out-of-pocket expenses in connection with this Agreement, but in no case in an amount exceeding the Deposit Amount. If Buyer elects to terminate this Agreement pursuant to this Section 8.02(b)(ii) and seek damages in an amount up to the Deposit Amount, then, within two (2) Business Days of Buyer’s election, (x) each Party shall deliver to the other Party a duly executed counterpart to joint written instructions to the Escrow Agent authorizing distribution of the Deposit Amount to Buyer to the account designated by Buyer and (y) Sellers shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)

The Parties recognize that the actual damages for Buyer’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach.

(d)

If this Agreement is terminated by either Buyer or Sellers pursuant to Section 8.01 for any reason other than as described in Section 8.02(b), then, within two (2) Business Days of such termination, each Party shall deliver to the other Party a duly executed counterpart to joint written instructions to the Escrow Agent authorizing distribution of the Deposit Amount to Buyer (free and clear of any claims by Sellers thereon) to the account designated by Buyer.

8.03 Return of Records Upon Termination. Upon termination of this Agreement, (a) Buyer shall promptly return to Sellers or destroy (at Buyer’s option) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Sellers to Buyer in connection with its due diligence investigation of the Assets and (b) an officer of Buyer shall certify Buyer’s compliance with the preceding clause (a) to Sellers in writing.

ARTICLE 9

INDEMNIFICATION; REMEDIES

9.01 Survival. The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive indefinitely, (b) the representations and warranties in Section 2.04 and the covenants and agreements in Section 1.07(b) and Section 11.02(b)–(g) shall survive for the applicable statute of limitations plus sixty (60) days, (c) the Special Warranty shall survive for eighteen (18) months after Closing, (d) all covenants and agreements of Sellers which, by their terms, require performance following the Closing, will survive the Closing until such covenant or agreement is fully performed; (e) all other representations, warranties, covenants and agreements of Sellers shall survive for twelve (12) months after Closing and (f) all representations, warranties, covenants and agreements of Buyer shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 9.02(a), 9.02(b), 9.03(a) and 9.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying Party on or before such termination date. The indemnities in Section 9.02(c) shall (i) with respect to clauses (a), (b), (c), (f) and (g) of the definition of “Specified Liabilities,” survive for twenty-four (24) months following the Closing Date, (ii) with respect to clauses (d) and (h) of the definition of “Specified Liabilities,” survive for the applicable statute of limitations plus sixty (60) days and (iii) with respect to clause (e) of the definition of “Specified Liabilities,” survive indefinitely. The indemnities set forth in Section 9.02(d) shall survive for the applicable statute of limitations plus sixty (60) days. All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided herein.

9.02 Indemnification and Payment of Damages by Sellers. Except as otherwise limited in this Article 9, from and after the Closing, (x) each Seller jointly and severally with respect to Buyer’s rights and remedies under Section 9.16 and (y) Revolution II NPI severally and not jointly, and each other Seller jointly and severally, shall defend, release, indemnify and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:

(a)	any Breach of any representation or warranty made by such Seller in this Agreement, or in any certificate delivered by such Seller pursuant to this Agreement;

(b)	any Breach by such Seller of any covenant, obligation or agreement of such Seller in this Agreement;

(c)	the Specified Liabilities; and

(d)	any Seller Taxes.

Notwithstanding anything to the contrary contained in this Agreement, absent Actual Fraud, from and after the Closing, the remedies provided in this Article 9 and Article 10, along with the Special Warranty, are Buyer Group’s exclusive legal remedies against Sellers with respect to this Agreement and the Contemplated Transactions, including Breaches of the representations, warranties, covenants, obligations and agreements of the Parties contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations and agreements contained in the certificate delivered by Sellers at Closing pursuant to Section 1.04, and BUYER RELEASES SELLER GROUP FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, PROCEEDINGS OR OTHER LEGAL RIGHTS AND REMEDIES OF BUYER GROUP, KNOWN OR UNKNOWN, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY HAVE, BASED ON, RELATING TO OR IN ANY WAY ARISING OUT OF THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, THE OWNERSHIP, USE OR OPERATION OF THE ASSETS PRIOR TO THE CLOSING OR THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS PRIOR TO THE CLOSING, INCLUDING ANY AND ALL CLAIMS RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY OR VIOLATIONS OF ENVIRONMENTAL LAWS AND INCLUDING RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLERS OR ANY OF SELLERS’ AFFILIATES.

Notwithstanding anything to the contrary contained in this Agreement, Sellers shall have no obligation to indemnify Buyer Group with respect to the Proceeding set forth on Schedule 2.05 to the extent of any obligation for Buyer Group to remit or otherwise adjust revenues received by Buyer Group on or after the Effective Time resulting from such Proceeding, including as a result of any reduction in Buyer’s interest in the Assets affected thereby (or any Damages which are in substantial substitution therefor).

9.03 Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 9 and Article 10, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis and shall defend, release, indemnify and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights under this Agreement arising from, based upon, related to or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)	any Breach by Buyer of any covenant, obligation or agreement of Buyer in this Agreement;

(c)

any Damages arising out of or relating to Buyer’s or its Representatives’ access to the Assets prior to the Closing, including Buyer’s title and environmental inspections pursuant to Section 4.01, including to the extent attributable to personal injury, illness or death, or property damage, but in each case except to the extent arising from (i) merely the discovery of any pre-existing condition (to the extent such pre-existing condition is not exacerbated by Buyer or its Representatives) or (ii) the gross negligence or willful misconduct of any member of the Seller Group; and

(d)	the Assumed Liabilities.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, and without limiting Sellers’ termination rights under Article 8 of this Agreement and excluding Actual Fraud, the remedies provided in this Article 9 are Seller Group’s exclusive legal remedies against Buyer with respect to this Agreement and the Contemplated Transactions, including Breaches of the representations, warranties, covenants, obligations and agreements of Buyer contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations and agreements contained in the certificate delivered by Buyer at Closing pursuant to Section 1.04, all other legal rights and remedies being expressly released and waived by Seller Group; provided, however, that Sellers are entitled to any equitable remedies available under applicable Legal Requirements in connection with any Breach by Buyer of Section 11.12 or Section 11.13. Buyer shall have no obligation to indemnify any of the Seller Group for any Damages for which Sellers are obligated to indemnify Buyer Group pursuant to Section 9.02(c).

9.04 Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance or indemnification proceeds actually received by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).

9.05 Limitations on Liability.

(a)

Except with respect to the Fundamental Representations and the representations and warranties included in Section 2.04, if the Closing occurs, Sellers shall not have any liability for any indemnification under Section 9.02(a): (a) for any Damages with respect to any occurrence, claim, award or judgment that do not individually exceed One Hundred Thousand Dollars ($100,000) net to Sellers’ interest (the “Individual Claim Threshold”); or (b) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed one and three quarters percent (1.75%) of the unadjusted Purchase Price, and then only to the extent such Damages exceed one and three quarters percent (1.75%) of the unadjusted Purchase Price. Except with respect to the Fundamental Representations and the representations and warranties included in Section 2.04, in no event will Sellers be liable for Damages indemnified under Section 9.02(a) for aggregate Damages in excess of an amount equal to ten percent (10%) of the unadjusted Purchase Price. Notwithstanding anything herein to the contrary, in no event will Sellers’ aggregate liability under this Agreement exceed one hundred percent (100%) of the unadjusted Purchase Price.

(b)

Notwithstanding anything to the contrary in this Agreement, for purposes of determining the existence of a Breach or the quantum of Damages for which Sellers are obligated to indemnify Buyer pursuant to this Article 9, such determination and calculation shall be made without giving effect to any qualifiers as to materiality, material adverse effect, Material Adverse Effect or other similar qualifiers set forth in any representation or warranty (including any bringdown of such representation or warranty in any certificate delivered pursuant to this Agreement).

9.06 Procedure for Indemnification – Third Party Claims.

(a)

Promptly after receipt by an indemnified party under Section 9.02 or 9.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 9. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 9.06 shall not relieve the indemnifying Party of its obligations under this Article 9, except with respect to Damages solely to the extent caused by such failure results in insufficient time being available to permit the indemnifying Party to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s ability to defend against the Third Party claim or participate in the Proceeding.

(b)

If any Proceeding or claim referred to in Section 9.06(a) is brought or asserted against an indemnified party and the indemnified party gives notice to the indemnifying Party of the commencement of such Proceeding or assertion of such claim, the indemnifying Party shall be entitled to participate in such Proceeding or in the defense of such claim and, to the extent that it wishes (unless, in the case of a Proceeding, (i) the indemnifying Party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate or (ii) the indemnifying Party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding or claim with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party to the indemnified party of the indemnifying Party’s election to assume the defense of such Proceeding or claim, the indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding or claim, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding or claim. If reasonably requested by the indemnifying Party, the indemnified Party agrees to cooperate in contesting any Proceeding or claim which the indemnifying Party elects to contest (at the expense of the indemnifying Party); provided that the indemnified Party shall not be required to pursue any cross-claim or counter-claim. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party shall not be entitled to assume or continue control of the defense of any such Proceeding or claim if (A) such Proceeding or claim relates to or arises in connection with any criminal Proceeding, (B) such Proceeding or claim seeks an injunction or equitable relief against any indemnified Party, (C) such Proceeding or claim has or would reasonably be expected to result in Damages in excess of the amount set forth in Section 9.05 (i.e., ten percent (10%) of the unadjusted Purchase Price) or (D) the indemnifying Party has failed or is failing to defend in good faith such Proceeding or claim. If the indemnifying Party assumes the defense of a Proceeding or claim, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party, (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party and (C) the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.

9.07 Procedure for Indemnification – Other Claims.

(a)	A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party from whom indemnification is sought.

(b)

If, within thirty (30) days after delivery of such notice of indemnity claim, the indemnifying Party delivers a written notice disputing the indemnified party’s entitlement to indemnification for the Damages associated with the matter described in such notice of indemnity claim, then the dispute may be resolved by any legally available means consistent with the provisions of Section 11.04.

9.08 Indemnification of Group Members. The indemnities in favor of Buyer and Sellers provided in Section 9.02 and Section 9.03, respectively, shall be for the benefit of and extend to such Party’s present and former Group members. Any claim for indemnity under this Article 9 by any Group member other than Buyer or Sellers must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Sellers shall have any rights against either Sellers or Buyer under the terms of this Article 9 except as may be exercised on its behalf by Buyer or Sellers, as applicable, pursuant to this Section 9.08. Each of Sellers and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with it in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.

9.09 Extent of Representations and Warranties.

(a)

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCE DOCUMENTS (INCLUDING THE SPECIAL WARRANTY), SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES BY ANY AFFILIATES OR REPRESENTATIVES OF SELLERS OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLERS’ COUNSEL OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF SELLERS). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCE DOCUMENTS (INCLUDING THE SPECIAL WARRANTY), SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE TITLE TO ANY OF THE ASSETS, (B) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT, SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT AND THE SPECIAL WARRANTY, THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (C) ANY INFRINGEMENT BY SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (D) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLERS (INCLUDING THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING), (E) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS AND (F) THE PRESENCE OR ABSENCE OF ASBESTOS, NORM, OR OTHER WASTES OR HAZARDOUS MATERIALS IN OR ON THE ASSETS IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREA WHERE THE ASSETS ARE LOCATED.

(b)

Buyer acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Sellers’ Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Sellers contained in this Agreement and the Seller Closing Documents. Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any Proceeding of any kind against Sellers or their Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.

9.10 Compliance With Express Negligence Test. THE PARTIES AGREE THAT ANY INDEMNITY, DEFENSE AND/OR RELEASE OBLIGATION ARISING UNDER THIS AGREEMENT SHALL APPLY WITHOUT REGARD TO THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE INDEMNIFIED PARTY, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY OR SOLE, OR ANY PRE-EXISTING CONDITION, ANY BREACH OF CONTRACT OR BREACH OF WARRANTY, OR VIOLATION OF ANY LEGAL REQUIREMENT, EXCEPT TO THE EXTENT SUCH DAMAGES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF, IT BEING THE PARTIES’ INTENTION THAT DAMAGES TO THE EXTENT ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY GROUP MEMBER THEREOF NOT BE COVERED BY THE RELEASE, DEFENSE OR INDEMNITY OBLIGATIONS IN THIS AGREEMENT. THE FOREGOING IS A SPECIFICALLY BARGAINED FOR ALLOCATION OF RISK AMONG THE PARTIES, WHICH THE PARTIES AGREE AND ACKNOWLEDGE SATISFIES THE EXPRESS NEGLIGENCE RULE AND CONSPICUOUSNESS REQUIREMENT UNDER TEXAS LAW.

9.11 Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Sellers or Buyer ever be liable for, and each Party releases the other from, any consequential, special, indirect, exemplary or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement; provided, however, that any consequential, special, indirect, exemplary or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 9 shall be included in the Damages recoverable under such indemnity. Notwithstanding the foregoing, lost profits shall not be excluded by this provision as to recovery hereunder to the extent constituting direct Damages.

9.12 No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation or agreement herein. Neither Buyer nor Sellers shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 1.05 by reason of the same set of facts.

9.13 Disclaimer of Application of Anti-Indemnity Statutes. Sellers and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the Contemplated Transactions.

9.14 Waiver of Right to Rescission. Sellers and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Sellers and Buyer waive any right to rescind this Agreement or any of the Contemplated Transactions.

9.15 Disclaimer of Reliance on Sellers’ Methodologies. For the avoidance of doubt, Buyer acknowledges and agrees that Buyer cannot rely on or form any conclusions from Sellers’ methodologies for the determination and reporting of any Asset Taxes by Buyer that were utilized for any Tax period (or portion thereof) beginning prior to the Effective Time for purposes of calculating and reporting Asset Taxes attributable to any Tax period beginning after the Effective Time, it being understood that Buyer must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.

9.16 Holdback.

(a)

If the Closing occurs, the Holdback shall be held by the Escrow Agent in escrow in accordance with the terms of the Escrow Agreement as security in support of Sellers’ indemnification obligations under Section 9.02 and Sellers’ breach of the Special Warranty. If, at any time on or prior to the Holdback Deadline, Buyer delivers to Sellers and the Escrow Agent a notice in compliance with Section 9.06 that Buyer or Buyer Group is entitled under Section 9.02 or the Special Warranty to indemnity, payment or reimbursement from Sellers for any alleged Damages or defects in title, Sellers shall, within thirty (30) days after the receipt of any such notice, deliver to Buyer and the Escrow Agent (i) written instructions instructing the Escrow Agent to disburse to Buyer from the Holdback an amount equal to all or a stipulated amount of such alleged Damages or defects set forth in such notice to such account(s) as Buyer designates in such notice, (ii) a notice that Sellers disputes that Buyer or Buyer Group are entitled to indemnity, payment and reimbursement of all or any portion (which shall be stipulated in Sellers’ notice) of the amount of the alleged Damages or defects in Buyer’s notice, or (iii) any combination of the foregoing.

(b)

If (i) Sellers timely deliver to Buyer and Escrow Agent a notice that Sellers do not dispute any of the alleged Damages or defects specified in Buyer’s notice or (ii) Sellers fail to timely deliver a dispute notice to Buyer and Escrow Agent then, in each case, Sellers shall automatically be deemed to have authorized the Escrow Agent to disburse from the Holdback to Buyer, and the Escrow Agent shall disburse from the Holdback to Buyer, the entire amount of the alleged Damages or defects specified in the applicable notice (to the extent such amounts are remaining in escrow). If Sellers timely deliver to Buyer and Escrow Agent a notice that Sellers dispute only a portion of Sellers’ obligations under Section 9.02 with respect to the Damages, or under the Special Warranty with respect to defects, alleged in Buyer’s notice, then Sellers shall be deemed to have authorized the Escrow Agent to disburse to Buyer, and the Escrow Agent shall disburse from the Holdback to Buyer, the amount of the alleged Damages or defects that are not in dispute.

(c)

If Sellers timely deliver to Buyer and Escrow Agent a notice that the Sellers dispute any portion of Sellers’ obligations under Section 9.02 with respect to the Damages, or under the Special Warranty with respect to defects, alleged in Buyer’s notice, such amount in dispute shall not be released by the Escrow Agent to Buyer and the Escrow Agent shall continue to hold such amount in escrow until the dispute has been fully resolved by final non-appealable court Order, arbitrator’s decision, settlement or otherwise pursuant to the terms hereof. Upon such final resolution, if Buyer is entitled to a return of all or any portion of the Holdback then remaining, then each of Buyer and Sellers shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer such amount.

(d)

On the date that is six (6) months following the Closing Date (the “Initial Holdback Release Date”), each of Buyer and Sellers shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Sellers from the Holdback an amount equal to one-half (1/2) of (i) the Holdback and all interest accrued thereon minus (ii) all undisbursed or unpaid alleged Damages or defects required to be disbursed to Buyer or required to be retained by the Escrow Agent pending the resolution of a dispute in accordance with this Section 9.16, which shall remain held by Escrow Agent until final resolution of the applicable dispute pursuant to the mutual written agreement of Buyer and Sellers or as determined by a final, non-appealable judgment of a permitted court.

(e)

Promptly after the Holdback Deadline (but in no event more than three (3) Business Days thereafter), each of Buyer and Sellers shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Sellers from the Holdback an amount equal to the remainder, if any, of (i) the Holdback and all interest accrued thereon minus (ii) all undisbursed or unpaid alleged Damages or defects required to be disbursed to Buyer or required to be retained by the Escrow Agent pending the resolution of a dispute in accordance with this Section 9.16, which shall remain held by Escrow Agent until final resolution of the applicable dispute pursuant to the mutual written agreement of Buyer and Sellers or as determined by a final, non-appealable judgment of a permitted court.

9.17 Treatment of Indemnification Payments. The Parties shall treat any amounts paid under this Article 9 as an adjustment to the Purchase Price for U.S. federal and applicable state Income Tax purposes, unless otherwise required by applicable law.

ARTICLE 10

TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

10.01 Preferential Purchase Rights. Sellers shall deliver all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions to the holders of such Preferential Purchase Rights within ten (10) Business Days following the Execution Date and in accordance with Section 4.04. To the extent any such Preferential Purchase Rights are exercised by any holders thereof, or if, as of the Closing Date, the time period for exercising any Preferential Purchase Right has not expired and Sellers have not received notice of the waiver or exercise of such Preferential Purchase Right from the holder thereof, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets unless and until conveyed to Buyer in accordance with this Agreement. The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained. After the Closing, if the holder of such Preferential Purchase Right exercises the Preferential Purchase Right, then Sellers shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party. If any holder of a Preferential Purchase Right (a) initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s), or (b) fails to elect to exercise such Preferential Purchase Right and the time period for such exercise expires, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 1.05), and the closing of such transaction shall take place on a date designated by Sellers not more than one hundred eighty (180) days after the Closing Date. If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

10.02 Consents. Sellers shall deliver notices seeking all Consents from the holders of such Consents within ten (10) Business Days following the Execution Date and shall initiate all such procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 4.04.

(a)	If Sellers fail to obtain any Consent necessary for the transfer of any Asset to Buyer, Sellers’ failure shall be handled as follows:

(i)

If the Consent is a not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing. Any Damages that arise due to the failure to obtain such Consent shall be borne by Buyer, and Buyer shall defend, release, indemnify and hold harmless Seller Group from and against the same.

(ii)

If the Consent is a Required Consent, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets burdened by such Required Consents (or portion thereof), and such affected Assets shall be treated as Retained Assets unless and until conveyed to Buyer in accordance with this Agreement.

(b)

Notwithstanding the provisions of Section 10.02(a), Sellers shall use commercially reasonable efforts to obtain any unobtained Required Consents for one hundred eighty (180) days after Closing, with Buyer’s reasonable cooperation, provided that neither Sellers nor Buyer shall be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain such Required Consents. If Sellers obtain a Required Consent described in Section 10.02(a)(ii) within such one hundred eighty

(180)-day period, then Sellers shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Sellers an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Sellers (subject to the adjustments set forth in Section 1.05).

10.03 Title Defects. Buyer may notify Sellers of Title Defects (“Title Defect Notice(s)”) on or before 5:00 p.m. Central Time on April 1, 2024 (the “Defect Notice Date”). Each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and Lease or Well affected by such alleged Title Defect (each such Lease or Well, individually, a “Title Defect Property”), along with any Mineral Interest or other Property associated therewith, (b) the Allocated Value of the Title Defect Property, (c) supporting documents reasonably necessary for Sellers to identify the existence of the alleged Title Defect, (d) Buyer’s preferred manner of curing such Title Defect, and (e) the amount by which Buyer reasonably believes the Allocated Value of the Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”). To give Sellers an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Sellers, on a bi-weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the Special Warranty) discovered by Buyer during the preceding two-week period; provided, however, the failure of Buyer to deliver such written notices shall not affect Buyer’s ability to assert such alleged Title Defects in a timely delivered Title Defect Notice. Notwithstanding anything herein to the contrary, and except with respect to the representations and warranties in Article 2, the Specified Liabilities and with respect to the Special Warranty, Buyer forever waives, and Sellers shall have no liability for, Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

10.04 Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)	if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;

(b)

if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)

if the Title Defect represents a discrepancy between (i) Sellers’ Net Revenue Interest for any Well or Well Location, in each case as to the applicable Target Formation, and (ii) the Net Revenue Interest set forth for such Title Defect Property in Exhibit B-1 for such Well and Exhibit B-2 for such Well Location, and Sellers’ Working Interest in such Lease or Well is decreased in the same proportion, then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property in Exhibit B-1 or Exhibit B-2, as applicable;

(d)

if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation.

Except with respect to a Title Defect Value determined pursuant to Sections 10.04(a) or 10.04(b), in no event shall the total of the aggregate Title Defect Values related to a particular Title Defect Property exceed the Allocated Value thereof. The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

10.05 Sellers’ Cure or Contest of Title Defects. Sellers, in their sole discretion, (x) may elect to exclude at Closing any Well or Well Location (together with any other associated Assets to the extent pertaining to such Well or Well Location, which will become Retained Assets) affected by an asserted Title Defect(s) if the aggregate of any or all Title Defect Values with respect to such Well or Well Location equals or exceeds one hundred percent (100%) of the Allocated Value thereof, and reduce the Purchase Price by the Allocated Value of such Well or Well Location, (y) may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 10.05(b) or (z) may seek to cure any asserted Title Defect as described in Section 10.05(a).

(a)

Sellers shall have the right to cure any Title Defect on or before one hundred twenty (120) days after the Closing Date or, if later, after the date of resolution of such Title Defect or the Title Defect Value by an Expert pursuant to Section 10.14 (the “Title Defect Cure Period”) by giving written notice to Buyer of its election to cure prior to the Closing Date or, if later, after the applicable Expert Decision date. During the period of time from Closing to the expiration of the Title Defect Cure Period (or any extended period contemplated by this Section 10.05(a)), Buyer agrees to reasonably cooperate with Sellers, including by giving Sellers reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control and by giving Sellers reasonable access to the Assets (at Sellers’ sole cost and expense), to the extent necessary or convenient to facilitate Sellers’ attempt to cure any such Title Defects, in each case, in a manner that minimizes unreasonable interference with the operation of the Assets or the business of Buyer. An election by Sellers to attempt to cure a Title Defect shall be without prejudice to the rights of Sellers under this Section 10.05 or Section 10.14, and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect. If Sellers elect to cure and:

(i)

actually cure the Title Defect (“Cure”), prior to the Closing, then the Asset(s) affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii)	do not Cure the Title Defect prior to the Closing, then Sellers shall:

(A)

convey the affected Asset to Buyer at Closing and (x) Buyer shall deposit an amount equal to the good faith estimated Title Defect Value for the applicable Title Defect Property set forth in the Title Defect Notice into the Defect Escrow Account at Closing pending final resolution or Cure of such Title Defect and (y) the Preliminary Amount paid at Closing shall be reduced by such amounts deposited by Buyer into the Defect Escrow Account in accordance with clause (x); provided, however, that if Sellers are unable to Cure the Title Defect within the time provided in this Section 10.05, then Sellers shall include a downward adjustment in the Final Settlement Statement equal to the Title Defect Value for such Asset and such amounts shall be disbursed from the Defect Escrow Account to Buyer consistent with the disbursement procedure set forth in Section 10.05(c); or

(B)

if and only if Buyer agrees to this remedy in writing and in its sole discretion, indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Sellers in a form and substance reasonably acceptable to Buyer.

(b)

If Sellers do not elect to cure the Title Defect, subject to Sellers’ continuing right to dispute the Title Defect, Sellers shall convey the affected Asset to Buyer at the Closing and the Purchase Price shall be adjusted downward by the applicable Title Defect Value for such Asset.

(c)

Sellers and Buyer shall attempt to agree on the existence and Title Defect Value for all Title Defects, and Representatives of the Parties knowledgeable in title matters shall meet during the thirty (30)-day period following Closing for this purpose. However, either Party may at any time prior to expiration of such thirty (30)-day period submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 10.14; provided that, if the existence and Title Defect Value for any Title Defect remains in dispute upon expiration of such thirty (30)-day period, then the Parties shall be affirmatively obligated to submit such dispute to arbitration in accordance with the procedures set forth in Section 10.14. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided herein: (i) the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing; (ii) subject to the Title Defect Deductible, the Purchase Price shall be adjusted downward in an amount equal to Buyer’s good-faith assertion of the Title Defect Value set forth in the Title Defect Notice applicable to such contested Title Defect Property (the “Disputed Title Amount”), which Disputed Title Amount (after taking into account the Title Defect Deductible) shall be deposited into the Defect Escrow Account at Closing pending final resolution of such Title Defect and (iii) within two (2) Business Days following final resolution of such Title Defect in accordance with Section 10.14, Sellers and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Title Amount to Sellers or Buyer, as applicable.

10.06 Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 10.03, 10.04 and 10.05, Sellers shall be obligated to adjust the Purchase Price to account for uncured Title Defects only to the extent that the aggregate Title Defect Values of all individual uncured Title Defects (after taking into account any offsetting Title Benefit Values) (the “Aggregate Title Defect Value”) exceeds the Title Defect Deductible. In addition, Buyer shall have no recourse hereunder for any individual Title Defect if the Title Defect Value for such Title Defect (determined separately for each affected Title Defect Property) is less than the De Minimis Title Defect Cost (which value shall not be considered in calculating the Aggregate Title Defect Value); provided that if a single Title Defect directly arising from the same incident or set of facts affects multiple Wells or Well Locations, the Title Defect Value for such Title Defect may be aggregated for purposes of determining whether the De Minimis Title Defect Cost has been met (provided, for the avoidance of doubt, that a mere “categorical” or “like-kind” relationship between any two or more Title Defects shall not be sufficient for such Title Defects to be deemed a single Title Defect that affects multiple Properties and/or Target Formations). For the avoidance of doubt and notwithstanding anything contained in this Agreement to the contrary, recovery by Buyer under this Agreement for any Title Defects that would be claims under the Special Warranty if such Special Warranty were in effect prior to the Closing, and any breach of such Special Warranty shall in each case be without regard to the De Minimis Title Defect Cost and the Title Defect Deductible.

10.07 Title Benefits.

(a)

If Sellers discover any right, circumstance or condition that operates (i) to increase the Net Revenue Interest as to the Target Formation for any Well or Well Location above that shown in Exhibit B-1 for such Well or Exhibit B-2 for such Well Location, to the extent the same does not cause a greater than proportionate increase in Sellers’ Working Interest therein above that shown in Exhibit B-1 for such Well or Exhibit B-2 for such Well Location, or (ii) to decrease the Working Interest of Sellers in any Well or Well Location as to the applicable Target Formation below that shown in Exhibit B-1 for such Well or Exhibit B-2 for such Well Location, to the extent the same causes a decrease in Sellers’ Working Interest for such Well or Well Location that is proportionately greater than the decrease in Sellers’ Net Revenue Interest therein below that shown in Exhibit B-1 for such Well or Exhibit B-2 for such Well Location (each, a “Title Benefit”), then Sellers shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed and Sellers’ good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”). Buyer shall also promptly furnish Sellers with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity (the “Title Benefit Properties”)) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen or other title examiners. The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (A) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (B) if the Title Benefit represents a discrepancy between (1) Sellers’ Net Revenue Interest for any

Title Benefit Property as to the Target Formation and (2) the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B-1 or Exhibit B-2, as applicable, then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property in Exhibit B-1 or Exhibit B-2, as applicable; and (C) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation.

(b)

Sellers and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on or before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Sellers’ good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value shall be adjusted downward (without duplication, and not below zero) by the aggregate amount all Title Benefit Values (such amount, the “Title Benefit Amount”). If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 10.14. If a contested Title Benefit cannot be resolved prior to the Closing, Sellers shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value shall be adjusted downward (without duplication, and not below zero) by (and the Title Benefit Amount shall be deemed increased by) the applicable Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement). For the avoidance of doubt, the aggregate Title Benefit Amount shall only be used to offset the Aggregate Title Defect Value and Sellers shall have no right to any upward Purchase Price adjustment in respect of the Title Benefit Amount.

10.08 Exclusive Remedies. Except for Sellers’ express representations and warranties contained in Article 2 and the Special Warranty, and without limiting Buyer’s remedies for Title Defects set forth in this Article 10, Sellers make no warranty or representation, express, implied, statutory or otherwise with respect to Sellers’ title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) before Closing, shall be as set forth in Section 10.05 or if applicable, Section 8.01(f) and (b) after Closing, shall be pursuant to the Special Warranty or Article 9, if applicable. Buyer shall not entitled to protection under the Special Warranty against any Title Defect reported by Buyer in a timely Title Defect Notice under Section 10.03.

10.09 Environmental Defect Notice. Buyer may notify Sellers in writing of any Environmental Defect (an “Environmental Defect Notice”) on or before 5:00 p.m. Central Time on the Defect Notice Date. To give Sellers an opportunity to commence reviewing and remediating or curing alleged Environmental Defects asserted by Buyer, Buyer shall use reasonable efforts to give Sellers on a bi-weekly basis prior to the Defect Notice Date, written notice of all alleged

Environmental Defects discovered by Buyer during such previous two-week period, which notice may be preliminary in nature and supplemented prior to the Defect Notice Date; provided that failure of Buyer to provide such notice shall not prejudice Buyer’s right to assert an Environmental Defect in accordance with and meeting the requirements of this Article 10. An Environmental Defect Notice shall include: (a) the Asset(s) affected; (b) a reasonably detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (c) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect and (d) appropriate documentation reasonably necessary for Sellers to substantiate Buyer’s claim and calculation of the Environmental Defect Value. Notwithstanding anything herein to the contrary, except with respect to the representations and warranties in Section 2.14 and the applicable Retained Liabilities and Specified Liabilities, Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

10.10 Sellers’ Exclusion, Cure or Contest of Environmental Defects. Sellers, in their sole discretion, (x) may elect to exclude at Closing any Asset (together with any other associated Assets to the extent necessary to produce Hydrocarbons, which will become Retained Assets) affected by an asserted Environmental Defect if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds one hundred percent (100%) of the Allocated Value of the affected Asset(s) and reduce the Purchase Price by the Allocated Value(s) thereof, (y) may contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 10.10(b) and/or (z) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 10.10(a).

(a)

Sellers shall have the right to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before the Closing Date by giving written notice to Buyer to that effect prior to the Closing Date. If Sellers elect to pursue remediation or cure and:

(i)

complete a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Asset(s) shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect;

(ii)

do not complete a Complete Remediation prior to the Closing, and with respect to all other Environmental Defects for which Sellers have not elected to pursue remediation or cure, unless Sellers or Buyer elect to exclude such affected Asset(s) in accordance with this Section 10.10, then Sellers shall convey the affected Asset(s) to Buyer and the Purchase Price shall be reduced by an amount equal to the remaining Environmental Defect Value for such Asset(s) (taking into account Sellers’ partial remediation or cure of such Environmental Defect, if any).

(b)

Sellers and Buyer shall attempt to agree on the existence (including the extent of any remediation or curative work) and Environmental Defect Value of all Environmental Defects prior to the Closing. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, a Party may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 10.14. If a contested Environmental Defect cannot be resolved prior to the Closing, (i) the affected Asset(s) (together with any other Assets appurtenant thereto) shall be included with the Assets conveyed to Buyer at Closing; (ii) subject to the Environmental Defect Deductible, the Purchase Price shall be reduced by the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect (the “Disputed Environmental Amount”), which Disputed Environmental Amount (after taking into account the Environmental Defect Deductible) shall be deposited into the Defect Escrow Account at Closing pending final resolution of such Environmental Defect and (iii) within two (2) Business Days following final resolution of such Environmental Defect in accordance with Section 10.14, Sellers and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the Disputed Environmental Amount to Sellers or Buyer, as applicable.

(c)

Notwithstanding anything to the contrary in this Agreement, if the Environmental Defect Value for an Environmental Defect equals or exceeds Two Million Dollars ($2,000,000), at Buyer’s sole option, Seller shall retain the entirety of such affected Asset(s), in which case the affected Asset(s) shall become a Retained Asset and, subject to the limitations and offsets set forth in Section 10.11, Seller shall include a downward adjustment to the Purchase Price in the Preliminary Settlement Statement or Final Settlement Statement, as applicable, equal to the Allocated Value for such Property.

10.11 Limitations. Notwithstanding the provisions of Sections 10.09 and 10.10, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) exceeds the Environmental Defect Deductible. In addition, Buyer shall have no recourse hereunder for any individual Environmental Defect if the Environmental Defect Value for such Environmental Defect (determined separately for each affected Asset) is less than the De Minimis Environmental Defect Cost (which value shall not be considered in calculating the Aggregate Environmental Defect Value); provided that the Environmental Defect Values associated with Environmental Defects that are based on (i) the same underlying regulatory deficiency (such as a missing or incorrect permit or the failure to prepare and submit a required plan or regulatory filing) that do not relate to the physical condition of the Assets or (ii) the same underlying physical condition, in each case, may be aggregated for purposes of meeting the De Minimis Environmental Defect Cost (provided, for the avoidance of doubt, that a mere “categorical” or “like-kind” relationship between any two or more physical conditions or regulatory deficiencies constituting an Environmental Defect shall not be sufficient for such Environmental Defects to be deemed a single Environmental Defect that affects multiple Assets).

10.12 Exclusive Remedies. The rights and remedies granted to Buyer in this Article 10, Buyer’s rights to indemnification in Article 9 for the Specified Liabilities and breaches of the representations and warranties in Section 2.12 and Section 2.14 and, if applicable, Section 8.01(f) are the exclusive rights and remedies against Sellers related to any Environmental Condition, or Damages related thereto. SUBJECT TO THIS ARTICLE 10 AND BUYER’S RIGHTS TO INDEMNIFICATION IN ARTICLE 9 WITH RESPECT TO THE SPECIFIED LIABILITIES AND BREACHES OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 2.12 AND SECTION 2.14, BUYER EXPRESSLY WAIVES, AND RELEASES SELLER GROUP FROM, ANY AND ALL OTHER RIGHTS AND

REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLERS REGARDING ENVIRONMENTAL CONDITIONS, WHETHER FOR CONTRIBUTION, INDEMNITY OR OTHERWISE. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

10.13 Casualty Loss and Condemnation.

(a)

If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty event (not including normal wear and tear, downhole mechanical failure or reservoir changes) or if any portion of the Properties are taken by condemnation or under the right of eminent domain (each, a “Casualty Loss”), this Agreement shall remain in full force and effect and Buyer shall nevertheless be required to close the Contemplated Transactions. In the event that the aggregate amount of the costs and expenses associated with repairing or restoring the Assets affected by any such Casualty Losses (the “Casualty Loss Amount”) exceeds Five Hundred Thousand Dollars ($500,000) net to Sellers’ interest, Sellers must elect by written notice to Buyer prior to Closing either to (i) cause the Assets affected by such Casualty Loss to be repaired, restored or replaced, at Sellers’ sole cost and expense, as promptly as reasonably practicable (which work may extend after the Closing Date), in which event such Assets (including any replacement Assets) shall be conveyed to Buyer at the Closing, or (ii) convey the Assets affected by the Casualty Loss to Buyer and reduce the unadjusted Purchase Price by the Casualty Loss Amount applicable to such Assets; provided, however, if Sellers elect the remedy in clause (i) or clause (ii) of this Section 10.13(a), Sellers shall reserve and retain (and Buyer shall assign to Sellers) all right, title, interest and claims against Third Parties for the recovery of Sellers’ costs and expenses incurred in repairing such Casualty Loss or pursuing or asserting any such insurance claims.

(b)

Notwithstanding anything to the contrary in this Agreement, in the event that the aggregate amount of the costs and expenses associated with repairing or restoring the Assets affected by any such Casualty Losses do not exceed Five Hundred Thousand Dollars ($500,000), net of Sellers’ interest, Sellers shall convey the Assets affected by the Casualty Loss to Buyer with no reduction to the unadjusted Purchase Price; provided, however, Sellers shall pay to Buyer all sums actually paid to Sellers or their Affiliates by Third Parties by reason of such Casualty Losses insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ or their Affiliates right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Damages, other than insurance claims, of or against any member of the Seller Group) arising out of such Casualty Losses insofar as with respect to the Assets, excluding, in each case, all right, title, interest and claims against Third Parties for the recovery of Sellers’ costs and expenses incurred prior to Closing in repairing such Casualty Loss or pursuing or asserting any such insurance claims.

(c)

Sellers shall have no other liability or responsibility to Buyer with respect to a Casualty Loss, even if such Casualty Loss shall have resulted from or shall have arisen out of the sole or concurrent negligence, fault, or violation of a Legal Requirement of Sellers or any member of the Seller Group.

10.14 Expert Proceedings.

(a)

Each matter referred to this Section 10.14 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 10.14. Any notice from one Party to the other referring a dispute to this Section 10.14 shall be referred to herein as an “Expert Proceeding Notice”.

(b)

The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed upon by the Parties. The Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than ten (10) years’ experience as a lawyer in the State where the Assets giving rise to the Disputed Matter are located with experience in exploration and production issues. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each Party shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, the Parties shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the local office of the AAA where the Assets giving rise to the Disputed Matter are located. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. The fees charged by the AAA for the services provided in connection with this Section 10.14(b) will be borne and paid by the Parties in accordance with the Inverse Proportion Standard.

(c)

Within five (5) Business Days following the receipt by either Party of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 10.14 and the other applicable provisions of this Article 10, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Sellers’ written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials and (iv) the Expert Proceeding Notice.

(d)

The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 10.14(c) above (the “Expert Decision”). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by a Party that best reflects the terms and provisions of this Agreement; i.e., the Expert must select either Buyer’s proposal or Sellers’ proposal for resolution of the aggregate Disputed Matters.

(e)

The Expert Decision shall, without limiting Buyer’s right to indemnity under Section 9.02(d) for Seller Taxes, be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 10. The Expert may consult with and engage disinterested Third Parties to advise the Expert but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)

The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.

ARTICLE 11

GENERAL PROVISIONS

11.01 Records. Sellers shall deliver electronic copies of the Records in Sellers’ or their Affiliates’ possession to Buyer within five (5) Business Days of Closing. Sellers, at Buyer’s cost and expense, shall deliver originals of all Records kept in hard-copy format to Buyer (FOB Sellers’ office) within thirty (30) days of Closing. With respect to any original Records delivered to Buyer, Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Sellers shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Sellers may make copies of such originals, at its own expense, as may be reasonably necessary for Tax purposes or in connection with any Proceeding or Threatened Proceeding against Sellers. Notwithstanding anything herein to the contrary, Sellers shall have the right to retain copies of all Records (a) solely for the purposes set forth in clauses (b), (c) and (d) of this Section 11.01, until the later of (i) the Holdback Deadline, (ii) the resolution of all Buyer claims for indemnity under Article 9, and (iii) finalization of Sellers’ or its applicable Affiliate’s 2024 financial statements and tax returns, (b) to the extent necessary for Seller to comply with its covenants and obligations hereunder, (c) to the extent such Records are held in digital format in Sellers’ data archives or back-up servers and cannot be deleted or destroyed without unreasonable effort, or (d) to the extent such Records relate to any Retained Liabilities or Seller Taxes.

11.02 Expenses.

(a)

Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 10.14 or Section 1.05(d), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable and documented out-of-pocket attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)

All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the Assignment, conveyances or other instruments of conveyance required to convey title to the Assets to Buyer shall be borne by Buyer. Sellers and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, fees and expenses.

(c)	Asset Taxes.

(i)

Sellers shall be allocated, retain responsibility for, and shall bear, all Asset Taxes for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time, in each case, except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyer of its obligations under Section 11.02(d), which shall be borne by Buyer. All Asset Taxes arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer except for any penalties, interest or additions to Tax imposed as a result of any failure by any Sellers to file any Tax Returns with respect to Asset Taxes or pay any Asset Taxes required to be filed or paid on or prior to the Closing Date, which shall be borne by Sellers.

(ii)

For purposes of the allocations described in Section 11.02(c)(i), (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (C) below) shall be allocated based on severance or production occurring before the Effective Time (which shall be Sellers’ responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Sellers’ responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand (which shall be Sellers’ responsibility), and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand (which shall be Buyer’s responsibility).

(iii)

To the extent the actual amount of any Asset Taxes described in this Section 11.02(c) is not determinable at Closing or the Final Settlement Date, Buyer and Sellers shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 1.03 and Section 1.05. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 11.02(c).

(d)

After the Closing Date, and except with respect to Asset Taxes paid by Third Party operators, Buyer shall (1) be responsible for paying any Asset Taxes for any (A) Tax period that ends before the Effective Time or (B) Straddle Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (2) submit each such Tax Return to Seller Representative for its review and comment reasonably in advance of the due date therefor, and (3) timely file any such Tax Return, incorporating any reasonable comments received from Seller Representative at least five (5) Business Days prior to the due date therefor. The Parties agree that (A) this Section 11.02(d) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable Governmental Body, and (B) nothing in this Section 11.02(d) shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties.

(e)

Buyer and Sellers agree to furnish or cause to be furnished to, the other, upon request, as promptly as practicable, such information and assistance relating to Taxes attributable to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any Governmental Body and the prosecution or defense of any claim, suit or proceeding relating to any Tax attributable to the Assets. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date for a period of six years following the Closing Date and to abide by all record retention agreements entered into with any taxing authority.

(f)

Sellers shall be entitled to any and all refunds of Asset Taxes allocated to Sellers pursuant to Section 11.02(c), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 11.02(c). If a Party receives a refund of Taxes to which the other Party is entitled pursuant to this Section 11.02(f), the first Party shall promptly pay such amount to the other Party, net of any reasonable and documented out-of-pocket costs or expenses incurred by the first Party in procuring such refund.

(g)

If, after the Closing Date, any Party receives notice of an audit or administrative or judicial proceeding with respect to any Asset Tax, or Tax Return with respect to Asset Taxes, related to any taxable period ending prior to the Effective Time or any Straddle Period (in each case, a “Tax Contest”), such Party shall notify the other Party within ten (10) Business Days of receipt of such notice. Buyer shall control any Tax Contest; provided, however, that Seller Representative shall have the option, at the Sellers’ sole cost and expense, to assume control, in lieu of Buyer, of any Tax Contest solely related to any taxable period ending prior to the Effective Time. Seller Representative may exercise such option by providing written notice to Buyer within ten (10) Business Days of receiving notice of such a Tax Contest from Buyer. The Party that is in control of any Tax Contest pursuant to the terms of this Section 11.02(g) shall (i) keep the non-controlling Party reasonably informed of the progress of such Tax Contest, (ii) permit the non-controlling Party (or the non-controlling Party’s counsel) to participate, at the non-controlling Party’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Body, and (iii) not settle, compromise and/or concede any portion of such Tax Contest without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed.

11.03 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail (“e-mail”) with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients, addresses, and e-mail addresses set forth below (or to such other recipients, addresses, or fax numbers as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

BE Anadarko II, LLC

3800 North Lamar Blvd., Suite 200

Austin, TX 78756

Attention: Kirk Goehring

E-mail: kgoehring@benchmark-energy.com

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

401 Congress Avenue

Austin, TX 78701

Attention: Christopher S.C. Heasley, P.C.

E-mail: Christopher.heasley@kirkland.com

Kirkland & Ellis LLP

4550 Travis Street, 12th Floor

Dallas, TX 75205

Attention: Danny Nappier

E-mail: Danny.nappier@kirkland.com

NOTICES TO SELLERS:

Revolution Resources II, LLC

14301 Caliber Drive, Suite 110

Oklahoma City, Oklahoma 73134

Attention: Jay Evans

E-mail: jaye@revolutionresources.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, 45th Floor

Houston, TX 77002

Attention: Chad M. Smith, P.C.

  Isaac N. Bate

E-mail:   chad.smith@kirkland.com

   isaac.bate@kirkland.com

11.04 Governing Law; Jurisdiction; Service of Process; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTERS RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED. WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 10.14 OR THE DISPUTE RESOLUTION PROCEDURES PROVIDED IN SECTION 1.05(D) AND SECTION 10.14 WITH RESPECT TO DISPUTES ARISING THEREUNDER OR PROPERLY SUBJECT THERETO, THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT

PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 11.04.

11.05 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge and deliver to each other such other documents and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.06 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.07 Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications and agreements (whether oral or written) between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by both Parties. No representation, promise, inducement or statement of intention with respect to the subject matter of this Agreement has been made by either Party that is not embodied in this Agreement together with the documents, instruments and writings that are delivered pursuant hereto, and neither Party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control and prevail.

11.08 Assignments, Successors and No Third Party Rights. Neither Party may assign any of its rights, liabilities, covenants or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted or denied at the sole discretion of the other Party), and (a) any assignment made without such consent shall be void, and (b) in the event of such consent, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Party. Notwithstanding anything to the contrary in this Section 11.08, Buyer may assign this Agreement to an Affiliate without Sellers’ consent, subject to the requirements of the immediately following sentence. Any assignment of this Agreement permitted by this Section 11.08 shall be made subject to the obligations contained in this Agreement and such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or any other agreement contemplated herein (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided that the No-Recourse Parties shall be Third Party beneficiaries with respect to the terms of Section 11.17. Subject to the preceding sentence, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 9), and their respective successors and permitted assigns.

11.09 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

11.10 Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule or other provision of this Agreement. The word “or” is not intended to be exclusive unless the context requires otherwise. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. If a date specified herein for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

11.11 Counterparts. This Agreement may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.,

11.12 Press Release, News Media and External Statements. Except as required by applicable Legal Requirements, Sellers may not issue or make any press release or any other public announcement or statement, in any form of media concerning this Agreement (or otherwise publicly disclose the terms of this Agreement) or the Contemplated Transactions without the prior written consent of Buyer, which consent may be withheld for any reason or without reason; provided, that notwithstanding the foregoing, (a) Sellers may provide information about this Agreement and the Contemplated Transactions to its Affiliates and its and their respective officers, employees, agents, and Representatives, and (b) Mountain Capital Entities may inform investors and potential investors of the occurrence of the transactions contemplated hereby and the material economic terms hereof, in each case, to the extent such Persons agree to keep such information confidential. At least three (3) Business Days prior to issuing or making any press release or any other public or private announcement or statement, in any form of media concerning this Agreement (or otherwise disclosing the terms of this Agreement) or the Contemplated Transactions, in each case, in accordance with this Section 11.12, Buyer shall provide the non-publishing Party with such release, announcement or disclosure and shall consider in good faith any reasonable comments requested by Sellers. Notwithstanding anything herein to the contrary, except as may be required for compliance with any Legal Requirement or stock exchange rule or standard to which any Party or any of such Party’s Affiliates are subject, Buyer may not disclose the Purchase Price or other economic terms of this Agreement or the name of Sellers or the names of any Affiliates of Sellers in any public release or announcement without the prior written consent of Sellers (which consent may be withheld for any reason or without reason). Sellers and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 11.12.

11.13 Confidentiality. The Confidentiality Agreement shall terminate on the Closing Date and will thereafter be of no further force or effect. Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, all terms and provisions of this Agreement, except (a) as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a Breach of this Section 11.13, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent and (d) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement. This Section 11.13 shall not prevent either Party from recording the Conveyance Documents delivered at the Closing, making disclosures that are required by Contracts, Leases or Surface Agreement, or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets. The covenant set forth in this Section shall terminate two (2) years after the Closing Date.

11.14 Name Change. As promptly as practicable, but in any event within ninety (90) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the name “Revolution” and variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

11.15 Preparation of Agreement. Both Sellers and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

11.16 Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

11.17 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that a Party may be a limited liability company, Buyer and Sellers, each by their acceptance of the benefits of this Agreement, covenant, agree and acknowledge that no Persons other than the named Parties hereto (and their respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (a) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, Representative or employee of such Party (or any of the foregoing Persons’ successors or permitted assignees), (b) any former, current, or future general or limited partner, owner, manager, stockholder or member of such Party (or any of the foregoing Persons’ successors or permitted assignees) or any Affiliate thereof or (c) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, Representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including such Party (each, but excluding for the avoidance of doubt, the Recourse Parties, a “No-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of a Party against the No-Recourse Parties, by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other Legal Requirement, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any No-Recourse Party, as such, for any obligations of a Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

11.18 Relationship of Sellers; Seller Representative.

(a)

The obligations of Sellers under this Agreement and the Seller Closing Documents shall be (i) joint and several with respect to Buyer’s rights and remedies under Section 9.16 and (ii) with respect to Buyer’s other rights and remedies, (x) several and not joint to the extent of Revolution II NPI’s obligations under this Agreement, and (y) joint and several to the extent of each other Seller’s obligations under this Agreement.

(b)

Each Seller hereby irrevocably constitutes and appoints Seller Representative as its true and lawful agent and attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated hereby and the exercise of all rights and the performance of all obligations hereunder, including: (i) receiving payments under or pursuant to this Agreement and disbursements thereof to Sellers or such other Person, as contemplated by this Agreement, and setting aside portions of such payments reasonably determined by Seller Representative to be necessary or appropriate as a reserve to make payments required under this Agreement or to fund out-of-pocket expenses (including the fees and expenses of counsel) incurred in connection with the performance of its duties under this Agreement; (ii) receiving and forwarding of notices and communications pursuant to this Agreement and accepting service of process; (iii) giving or agreeing to, on behalf of all the Sellers or any Seller, any and all consents, waivers and amendments deemed by Sellers’ Representative, in its reasonable and good faith discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (iv) with respect to any indemnification claims, purchase price adjustment provisions, title and environmental defect processes and all other matters arising under this Agreement, (A) disputing or refraining from disputing, on behalf of any Seller relative to any amounts to be received by any Seller under this Agreement or any agreements contemplated hereby, or any claim made by the Buyer under this Agreement, (B) negotiating and compromising, on behalf of each Seller, any dispute, controversy or dispute that may arise under, and exercise or refrain from exercising any rights or remedies available under, this Agreement, and (C) executing, on behalf of each Seller, any settlement agreement, release or other document with respect to such dispute or remedy, except in each case with respect to a dispute between any Seller on the one hand and Seller Representative on the other hand; and (v) performing those actions or exercising those powers otherwise specifically provided to Seller Representative pursuant to the terms of this Agreement. Subject to the foregoing, any disbursements of the purchase price or any other amount received hereunder shall be made to the Sellers as previously agreed to amongst the Sellers. Notices and communications to or from Seller Representative shall constitute notice to or from each of the Sellers. Any decision, act, consent or instruction of Seller Representative (acting in its capacity as Seller Representative) shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and the Buyer may rely upon any such decision, act, consent or instruction. Each Seller hereby agrees that: (x) in all matters in which action by Seller Representative is required or permitted, Seller Representative is authorized to act on behalf of such Seller, notwithstanding any dispute or disagreement among the Sellers, and Buyer shall be entitled to rely on any and all action taken by Seller Representative under this Agreement without any liability to, or obligation to inquire of, any Seller, notwithstanding any knowledge on the part of any member of the Buyer of any such dispute or disagreement; and (y) the appointment of Seller Representative is coupled with an interest and shall be irrevocable by each Seller in any manner or for any reason. Each Seller hereby agrees to indemnify, defend, and hold harmless and release Seller Representative from any and all Damages (known or unknown, actual or contingent, or existing or arising hereinafter) incurred or claimed against Seller Representative in connection with its actions (and any inactions) taken or refrained to be taken by Seller Representative in its capacity as agent of such Seller, regardless of fault of Seller Representative.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLERS:

REVOLUTION RESOURCES II, LLC

By:	/s/ Scott Van Sickle
Name:	Scott Van Sickle
Title:	CEO

REVOLUTION II NPI HOLDING COMPANY, LLC

By:	/s/ Scott Van Sickle
Name:	Scott Van Sickle
Title:	CEO

JONES ENERGY, LLC

By:	/s/ Scott Van Sickle
Name:	Scott Van Sickle
Title:	CEO

NOSLEY ASSETS, LLC

By:	/s/ Scott Van Sickle
Name:	Scott Van Sickle
Title:	CEO

NOSLEY ACQUISITION, LLC

By:	/s/ Scott Van Sickle
Name:	Scott Van Sickle
Title:	CEO

NOSLEY MIDSTREAM, LLC

By:	/s/ Scott Van Sickle
Name:	Scott Van Sickle
Title:	CEO

Signature Page to

Purchase and Sale Agreement

BUYER:

BE ANADARKO II, LLC

By:	/s/ Kirk Goehring
Name:	Kirk Goehring
Title:	Chief Executive Officer

Signature Page to

Purchase and Sale Agreement

APPENDIX I

DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Appendix I when capitalized:

“AAA” – the American Arbitration Association.

“Acacia Entity” – Acacia Research Corporation and all of its direct or indirect subsidiaries other than (and specifically excluding) Benchmark Energy Holdings II LLC and each of its direct and indirect subsidiaries.

“Accounting Expert” – as defined in Section 1.05(d).

“Actual Fraud” – with respect to a Party (or the Representatives of such Party), an actual and intentional misrepresentation of a material fact, made by such Party with the actual knowledge (and not mere imputed or constructive knowledge) of its falsity and made for the purpose of inducing the other Party to act, and upon which the other Party justifiably relies and suffers Damages as the result of such reliance. For the avoidance of doubt, “Actual Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentation, or any other torts based on negligence or recklessness.

“AFE” – as defined in Section 2.13.

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships; provided that, except with respect to Section 11.17, (a) no Mountain Capital Entity will be considered an “Affiliate” of Sellers for purposes of this Agreement and (b) no Acacia Entity will be considered an “Affiliate” of Buyer for purposes of this Agreement. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Environmental Defect Value” – as defined in Section 10.11.

“Aggregate Title Defect Value” – as defined in Section 10.06.

“Agreement” – as defined in the preamble to this Agreement.

“Allocated Values” – the values assigned among the Assets as set forth on Exhibits B-1 and B-2.

Appendix I – 1

“Applicable Contracts” – all Contracts to which Sellers are a party or are bound that relate to any of the Assets and that will be binding on Buyer after the Closing by virtue of ownership of the Assets, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; vehicle leases and other similar contracts and agreements, but exclusive of any master service agreements (other than any master vehicle lease) and Contracts solely relating to the Excluded Assets.

“Applicable Adjusted Futures Price” – with respect to any Hydrocarbons, 99.8% of the Settlement Price of the CLV25 contract for the trade date of March 1, 2024, less $1.65/bbl.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the acquisition, operation or ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Assets” – all of Sellers’ and their Affiliates’ right, title and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a) all oil and gas leases and subleases located in the Target Area including the oil and gas leases and subleases described in Exhibit A, together with any and all other right, title and interest of Sellers in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases or Exhibit A (such interest in such leases, the “Leases”), all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”), and all Royalties applicable to the Leases and the Lands;

(b) the fee mineral interests, royalties, overriding royalties, non-participating royalty interests, production payments, net profits interests, carried interests, reversionary interests, record title interests and all other interests of any kind or character in Hydrocarbons in place and, as applicable, the leasehold estates created thereby, in each case, located in the Target Area, including those described in Exhibit A-1 (collectively, the “Mineral Interests”);

(c) any and all oil, gas, water, CO2, injection and disposal wells located on any of the Lands or the Mineral Interests, whether producing, shut-in, plugged or abandoned (such interest in such wells, including the wells set forth in Exhibit B-1, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

Appendix I – 2

(d) all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases, Lands or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Mineral Interests, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(e) to the extent that they may be assigned, transferred or re-issued by Sellers (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets, including those described in Exhibit A-2 (the “Surface Agreements”);

(f) all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Assets that is used in connection therewith, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials and other items used in the operation thereof;

(g) all surface fee property within the Target Area, including the surface fee property described on Exhibit A-3 (the “Surface Fee Properties”);

(h) all field offices leased or owned by Sellers or their Affiliates and located on the Lands or the Surface Fee Properties, including those described in Exhibit A-4, and any personal property located thereon;

(i) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Applicable Contracts and all rights thereunder insofar as and only to the extent relating to the Assets;

(j) all claims, causes of action, trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable and other receivables to the extent attributable to the other Assets and initially accruing from and after the Effective Time, or pertaining to the Assumed Liabilities (but excluding any such claims or causes of actions to the extent pertaining to any Retained Liabilities or Specified Liabilities during the applicable survival period thereof);

(k) all Imbalances relating to the Properties;

(l) the Suspense Funds;

Appendix I – 3

(m) originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, solely to the extent relating to the Assets in Sellers’ possession, including: (i) land and title records (including prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, Asset Tax and accounting records; and (v) facility and well records (collectively, “Records”);

(n) except to the extent transfer thereof is restricted by any Third-Party agreement (provided that Sellers shall use commercially reasonable efforts, without the obligation to make any payments, to obtain any applicable consents with respect to the transfer) all geological and geophysical data (including all licensed, proprietary and otherwise owned seismic data, seismic interpretations and reprocessed data), all logs, cores and rights to access cores, interpretive data, technical evaluations and technical outputs, and all reserve and other subsurface studies, in each case to the extent relating to the Assets, or used or held for use in connection with the operation thereof;

(o) all (i) Hydrocarbons produced from or allocated to the Wells in storage or existing in stock tanks, pipelines or plants (including inventory) and upstream of the sales meter as of the Effective Time to the extent Sellers receive an upward adjustment to the Purchase Price therefor pursuant to Section 1.05(c)(i)(E), and (ii) all proceeds from the sale or other disposition of such Hydrocarbons from and after the Effective Time;

(p) subject to and without limiting Section 5.06 as it pertains to the FCC Licenses, all radio equipment, SCADA and measurement technology and other production related mobility devices (such as SCADA controllers), well communication devices and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) used or held for use primarily in connection with the operation of the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee) and (iii) located on any of the Properties or lands covered by the Surface Agreements (the “Production Related IT Equipment”);

(q) all vehicles and rolling stock described on Exhibit A-5; and

(r) subject to and without limiting Section 5.06, any licenses granted by the FCC that are held by Sellers or their Affiliates and that relate to or are used in connection with the Assets, including those described on Exhibit A-6 (the “FCC Licenses”), and all communication towers, antenna, radio frequency transmitters and associated electronic equipment related thereto;

To the extent that any of the foregoing are used or relate to both the Assets and certain of the Excluded Assets, such as, by way of example but not limitation, ingress and egress rights and road and pipeline easements, such assets or rights shall be jointly owned by Sellers, as part of the Excluded Assets, and by Buyer, as part of the Assets.

“Assignment” – the Assignment and Bill of Sale from Sellers to Buyer, pertaining to the Assets, to be executed and delivered by each Party at Closing substantially in the form attached to this Agreement as Exhibit D. Except for the Special Warranty, the Assignment shall be without warranty of title, whether express, implied, statutory or otherwise.

Appendix I – 4

“Assumed Liabilities” – as defined in Section 1.06.

“Audited Financial Statements” – as defined in Section 5.05(a).

“Auditors” – as defined in Section 5.05(b).

“Available Employees” – as defined in Section 5.04.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any certificate delivered pursuant to Section 1.04(a)(iii) or Section 1.04(b)(ii) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

“Business Day” – any day other than a Saturday, Sunday or any other day on which commercial banks in the State of Oklahoma or Texas are authorized or required by law or executive order to close.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer’s Closing Documents” – as defined in Section 3.02(a).

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Casualty Loss” – as defined in Section 10.13(a).

“Casualty Loss Amount” – as defined in Section 10.13(a).

“Closing” – the closing of the Contemplated Transactions.

“Closing Date” – as defined in Section 1.03.

“Code” – the Internal Revenue Code of 1986, as amended.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is completed in accordance with the Lowest Cost Response.

“Confidentiality Agreement” – that certain confidentiality agreement dated as of January 6, 2023, by and between Revolution Resources II, LLC and Benchmark Energy II, LLC.

“Consent” – any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

Appendix I – 5

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a) the sale of the Assets by Sellers to Buyer;

(b) the performance by the Parties of their respective covenants and obligations under this Agreement; and

(c) Buyer’s acquisition, ownership and exercise of control over the Assets.

“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, easement, right-of-way, permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Conveyance Documents” – the Assignments.

“Cure” – as defined in Section 10.05(a)(i).

“Cut-off Date” – as defined in Section 1.05(e).

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements and deficiencies, including any attorneys’ fees, legal and other costs and expenses suffered or incurred therewith.

“De Minimis Environmental Defect Cost” – One Hundred Thousand Dollars ($100,000).

“De Minimis Title Defect Cost” – One Hundred Thousand Dollars ($100,000).

“Defect Escrow Account” – an escrow sub-account established pursuant to the terms of the Escrow Agreement.

“Defect Notice Date” – as defined in Section 10.03.

“Defensible Title”– title of Sellers with respect to the Wells and Well Locations that, as of the Effective Time and the Closing Date and subject to the Permitted Encumbrances, is deducible of record or title evidenced by unrecorded instruments or elections, in each case, made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements and:

(a) with respect to the applicable Target Formation for each Well or Well Location (in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B-1 for such Well or Exhibit B-2 for such Well Location), entitles Sellers to receive not less than the Net Revenue Interest set forth in Exhibit B-1 for such Well or Exhibit B-2 for such Well Location as to the applicable Target Formation, except for (i) decreases in connection with those operations in which Sellers, or their successors

Appendix I – 6

or assigns may from and after the Effective Time and in accordance with the terms of this Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units in accordance with this Agreement and (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries;

(b) with respect to the applicable Target Formation for each Well or Well Location, obligates Sellers to bear not more than the Working Interest set forth in Exhibit B-1 for such Well or Exhibit B-2 for such Well Location as to the applicable Target Formation, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in Sellers’ Net Revenue Interest; and

(c) is free and clear of all Encumbrances.

“Deposit Amount” – as defined in Section 1.02.

“Dispute Notice” – as defined in Section 1.05(d).

“Disputed Environmental Amount” – as defined in Section 10.10(b).

“Disputed Matter” – as defined in Section 10.14(a).

“Disputed Title Amount” – as defined in Section 10.05(c).

“e-mail” – as defined in Section 11.02(g).

“Effective Time” – March 1, 2024 at 12:01 a.m. local time at the location of the Assets.

“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest or other arrangement substantially equivalent thereto.

“Environmental Condition” – any event occurring or condition existing on the Defect Notice Date with respect to the Assets that causes an Asset, including any Well, to be subject to remediation under, or currently in violation of or non-compliance with, an Environmental Law or any Permit issued thereunder, other than any plugging and abandonment obligations or any event or condition to the extent caused by or relating to NORM (except to the extent such obligation, event or condition constitutes a current violation of Environmental Laws as of the Defect Notice Date), or relating to subsidence monitoring or remediation, or that was disclosed to Buyer on Sellers’ disclosure Schedules prior to the Execution Date, or that existed prior to January 1, 2020 and of which Buyer has Knowledge.

Appendix I – 7

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer.

“Environmental Defect Deductible” – an amount equal to one percent (1%) of the unadjusted Purchase Price.

“Environmental Defect Notice” – as defined in Section 10.09.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

“Environmental Law” – any Legal Requirement in effect as of the Execution Date relating to pollution or the protection of the environment, including those Legal Requirements relating to the storage, handling and use of, or exposure to, Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Law” does not include (a) good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Legal Requirement governing worker safety or workplace conditions (except to the extent relating to exposure to Hazardous Materials).

“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to the environment, and which relate to the Assets or the ownership or operation of the same.

“Escrow Account” – an interest-bearing escrow account established pursuant to the terms of the Escrow Agreement.

“Escrow Agent” – JPMorgan Chase Bank, N.A.

“Escrow Agreement” – that certain Escrow Agreement dated as of the Execution Date, by and among Sellers, Buyer and the Escrow Agent.

“Excluded Assets” – collectively, (a) all of Sellers’ corporate minute books, financial records, Income Tax records and other business records that relate to Sellers’ business generally (including the ownership and operation of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of Sellers and all other proceeds, income or revenues of Sellers attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds); (c) except to the extent related to any Assumed Liabilities all claims and causes of action of Sellers or their Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) except to the extent related to any Assumed Liabilities and further subject to Section 10.13, all rights and interests of Sellers (i) under any policy or agreement of insurance or indemnity, (ii) under

Appendix I – 8

any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) Sellers’ rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Sellers or any of their Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Asset Taxes allocable to Sellers pursuant to Section 11.02(c), (ii) Income Taxes paid by Sellers or their Affiliates, and (iii) any Taxes attributable to the Excluded Assets; (g) except to the extent related to any Assumed Liabilities, all rights, benefits and releases of Sellers or their Affiliates under or with respect to any Contract that are attributable to periods of time prior to the Effective Time; (h) all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments of Sellers that may be protected by an attorney-client privilege or any attorney work product doctrine (excluding title opinions); (j) all records and data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements; provided that Sellers shall use commercially reasonable efforts to obtain a waiver or written consent to such disclosure to Buyer, which will not require payment of any fee unless Buyer agrees in writing to pay such fee; (k) all audit rights or obligations of Sellers for which Sellers bear responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (l) documents prepared or received by Sellers or their Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Sellers, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Sellers or their Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Sellers, its Representatives and any prospective purchaser other than Buyer and (v) correspondence between Sellers or any of their Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (m) any Contracts that constitute master services agreements or similar contracts; (n) any Hedge Contracts; (o) any debt instruments; (p) Sellers’ or their Affiliates internal seismic interpretations, interpretive data, technical evaluation and technical outputs of any geological or geophysical data, to the extent created, developed or generated on or after January 1, 2020 or to the extent transfer to Buyer is restricted by any Third Party agreement; and (q) any leases, rights and other assets or properties specifically listed in Exhibit E.

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 10.14(b).

“Expert Decision” – as defined in Section 10.14(d).

“Expert Proceeding Notice” – as defined in Section 10.14(a).

“FCC” means the Federal Communications Commission or any successor Governmental Body.

“FCC Licenses” – as set forth in the definition of “Assets”.

Appendix I – 9

“February Average WTI Price” – the average of the settlement price for NYMEX West Texas Intermediate front month for each day during the month of February 2024 sourced from the CME Group.

“Final Amount” – as defined in Section 1.05(d).

“Final Settlement Date” – as defined in Section 1.05(d).

“Final Settlement Statement” – as defined in Section 1.05(d).

“Financial Statements” – as defined in Section 5.05(b).

“Fundamental Representations” – those representations set forth in Sections 2.01, 2.02, 2.03 and 2.06.

“GAAP” – generally accepted accounting principles in the United States as interpreted as of the Execution Date.

“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any public or private arbitral body.

“Group” – either Buyer Group or Seller Group, as applicable.

“Hazardous Materials” – any chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law.

“Hedge Contract” – any Contract to which Sellers or any of their Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Holdback” means an amount equal to the Deposit Amount at Closing, together with any interest or earnings accrued thereon.

Appendix I – 10

“Holdback Deadline” means the later of (a) date that is twelve (12) months after the Closing Date and (b) ten (10) Business Days following the date upon which the claims made pursuant to the litigation matter set forth on Schedule 2.05 and any counterclaims related thereto are fully resolved by final, non-appealable court Order or settlement.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases and imbalances under gathering or transportation agreements.

“Income Taxes” – income or franchise Taxes based upon, measured by or calculated with respect to net income, profits, capital or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license or similar Taxes, if net income, profits, capital or a similar measure is one of the bases on which such Tax is based, measured or calculated).

“Individual Claim Threshold” – as defined in Section 9.05(a).

“Initial Holdback Release Date” – as defined in Section 9.16(d).

“Interest Reduction” – as defined in the definition of “Permitted Encumbrances.”

“Inverse Proportion Standard” — as defined in Section 1.05(d).

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry. Sellers will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Scott Van Sickle, CEO; Matt Robertson, VP – Ops; Brian Matthews, VP – Finance; Jay Evans, General Counsel & VP – Land. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individual(s) has Knowledge of such fact or other matter: Kirk Goehring, Garrett Jennings, or Evan Hood.

“Lands” – as set forth in the definition of “Assets”.

“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” or “Law” – any federal, state, local, municipal, foreign, international or multinational law, Order, constitution, ordinance or rule, including rules of common law, regulation, statute, treaty or other legally enforceable directive or requirement.

Appendix I – 11

“Lowest Cost Response” – the response required or allowed under Environmental Laws in effect as of the Execution Date that addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are appropriate and allowed under Environmental Laws. The Lowest Cost Response shall not include any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM, except to the extent such costs or expenses arise from or relate to a current violation of Environmental Laws.

“Material Adverse Effect” – any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, (x) Damages to Sellers and/or Buyer with respect to the ownership, operation or financial condition of the Assets in excess of an amount equal to ten percent (10%) of the Purchase Price, or (y) a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole and as currently operated as of the Execution Date; provided, however, that the term “Material Adverse Effect” shall not include material adverse effects resulting from (a) entering into this Agreement or the announcement of the Contemplated Transactions; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (c) any action or omission of Sellers taken in accordance with the terms of this Agreement or with the prior consent of Buyer; (d) any effect resulting from general changes in industry, economic or political conditions in the United States; (e) civil unrest, any outbreak of hostilities, terrorist activities or war or any similar disorder; (f) any set of facts, occurrences or conditions specified in reasonable detail in the Exhibits and Schedules to this Agreement as of the Execution Date; (g) any failure to meet internal or third party projections or forecasts or revenue or earnings or reserve predictions, including as a result of the failure of any Third Party operator or Working Interest owner to develop all or a portion of any Assets, or any other action taken or failed to be taken by a Third Party operator or owner of Working Interests with respect to any Assets; (h) changes or developments in financial or securities markets or the economy in general; (i) the outbreak or continuation of any disease, epidemic or pandemic (including the continuation of COVID-19 or any variation thereof); (j) acts or failures to act of any Governmental Body (including any new regulations related to the upstream industry), except to the extent arising from Sellers’ action or inaction; (k) acts of God, including hurricanes and storms; (l) any reclassification or recalculation of reserves in the ordinary course of business; (m) natural declines in well performance; (n) general changes in Legal Requirements, in regulatory policies, or in GAAP (or the interpretation thereof); (o) seasonal reductions in revenues and/or earnings of Sellers in the ordinary course of its business; (p) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement or (q) matters as to which an adjustment is provided for under Section 1.05(c) or Sellers have indemnified Buyer hereunder.

Appendix I – 12

“Material Contracts” – as defined in Section 2.10(a).

“Mineral Interests” – as set forth in the definition of “Assets”.

“Mountain Capital Entity” – means (a) Mountain Capital Partners II, LP and Mountain Capital Partners, LP and any parallel investment funds related thereto, and (b) any portfolio company managed by the foregoing entities and any of their respective investors, general partners and any of their respective affiliates, but in each case of the foregoing subparts (a) and (b), excluding (i) Revolution II NPI and its subsidiaries, (ii) Revolution II WI Holding Company, LLC and its subsidiaries, (iii) any Person or any of its subsidiaries that is designated as operator of any of the Assets and/or (iv) any Person that employs or contracts any Available Employees.

“Net Revenue Interest” – with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well (in each case, limited to the Target Formation for any such Well), after satisfaction of all other Royalties.

“No-Recourse Party” – as defined in Section 11.17.

“NORM” – naturally occurring radioactive material.

“Order” – any award, decision, injunction, decree, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 8.01(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations, franchises and related instruments or rights to the extent relating to the ownership, operation or use of the Assets, but excluding the FCC Licenses.

“Permitted Consent” – any Consent that is not a Required Consent.

“Permitted Encumbrance” – any of the following:

Appendix I – 13

(a) the terms and conditions of all Leases and Contracts if the net cumulative effect of such Leases and Contracts does not (i) materially interfere with the ownership, operation or use of any of the Assets (as currently owned, operated or used), (ii) operate to reduce the Net Revenue Interest of Sellers with respect to any Well or Well Location (in each case, as to the applicable Target Formation) to an amount less than the Net Revenue Interest set forth in Exhibit B-1 or Exhibit B-2 for such Well or Well Location, as applicable, or (iii) obligate Sellers to bear a Working Interest with respect to a Well or to a Well Location (in each case, as to the applicable Target Formation) in any amount greater than the Working Interest set forth in Exhibit B-1 or Exhibit B-2, as applicable, for such Well or Well Location (unless the Net Revenue Interest for such Well or Well Location is greater than the Net Revenue Interest set forth in Exhibit B-1 or Exhibit B-2, as applicable, in the same or greater proportion as any increase in such Working Interest), (each such instance described in items (ii), and (iii) of this clause (a), an “Interest Reduction”); provided, however, excluding drilling obligations related to the implied covenant of development, any other drilling obligations included in Leases will be considered Permitted Encumbrances so long as Sellers are not in breach of such obligations;

(b) any Preferential Purchase Rights or Consents;

(c) excepting circumstances where such rights have already been triggered prior to the Closing, rights of reassignment;

(d) liens for Taxes not yet due or delinquent or, if delinquent, that are being contested in good faith by appropriate proceedings and which contests are set forth on Schedule 2.04;

(e) all rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the conveyance of the Leases to Buyer, if the same are customarily sought and received after the Closing;

(f) all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any Governmental Authorization or by any provision of law, to terminate such Governmental Authorization or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any Governmental Authorization, in each case, to the extent Sellers and their Affiliates are not in violation of such Legal Requirements or Governmental Authorizations;

(g) rights of a common owner of any interest currently held by Sellers and such common owner as tenants in common or through common ownership, in each case, to the extent that the same does not (i) materially interfere with the ownership, operation or use of any of the Assets (as currently owned, operated or used) or (ii) result in an Interest Reduction.

Appendix I – 14

(h) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, in each case, do not (i) materially impair the ownership, operation or use of any of the Assets (as currently owned, operated or used) or (ii) result in an Interest Reduction.

(i) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of Sellers and set forth on Schedule PE;

(j) Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Sellers and such contests are set forth on Schedule PE;

(k) with respect to any interest in the Assets acquired through compulsory pooling, failure of the records of the county in which such Asset is located to reflect Sellers as the owner of any Assets so long as Sellers provide evidence of a pooling order;

(l) any Encumbrance affecting the Assets that is discharged by Sellers or expressly waived by Buyer pursuant to the terms of this Agreement at or prior to Closing;

(m) the litigation matters set forth on Schedule 2.05.

(n) defects based solely on assertions that Sellers’ files lack information (including title opinions), except to the extent Sellers are relying on an unrecorded document for Defensible Title;

(o) lessor’s royalties, overriding royalties, production payments, net profits interests, reversionary interests and similar burdens if the net cumulative effect of such burdens does not (i) materially interfere with the ownership, operation or use of any of the Assets (as currently owned, operated or used), (ii) result in an Interest Reduction;

(p) defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against Sellers’ title; (ii) arising out of lack of evidence of authorization, acknowledgment or approval of any instrument in Sellers’ chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages (including mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease) that have expired by their own terms; (vi) resulting from unreleased instruments (including leases

Appendix I – 15

covering Hydrocarbons), absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title with respect to the applicable Asset; (vii) based on a gap in Sellers’ chain of title (A) so long as such gap does not provide or is not reasonably expected to provide a Third Party with a superior claim or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; or (viii) consisting of the lack of a lease amendment or consent authorizing pooling or unitization;

(q) Imbalances;

(r) calls on Hydrocarbon production under existing Contracts; limited, however, to those matters set forth on Schedule 2.10(a);

(s) any matters clearly referenced as an Encumbrance on Exhibit A, Exhibit B-1 or Exhibit B-2;

(t) any prior oil and gas lease or Encumbrance that has not been made subject to a recorded release or surrender, but for which the terms of such instrument provide that such instrument has expired or terminated, unless Buyer provides affirmative evidence that such instrument is still in effect and provides another Person with a claim to superior title;

(u) any defects arising solely from the failure to file an affidavit of production, except where such failure has caused the termination of any Lease or is otherwise required by applicable Law or results in an Interest Reduction;

(v) any Title Defects of which Buyer has Knowledge as of the Execution Date and that existed prior to January 1, 2020; and

(w) any maintenance of uniform interest provision in an operating agreement if waived with respect to the Contemplated Transactions by the party or parties having the right to enforce such provision or if the violation of such provision would not give rise to the unwinding of the sale of the affected Asset to Buyer.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

“Phase I Environmental Site Assessment” – a Phase I environmental site assessment of the Assets that satisfies the assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-21) or any similar visual site assessment or review of records, reports or documents (including a customary visual inspection of the Assets using thermal, laser, light detection and ranging, flir or similar optical gas imaging equipment).

“Phase II Environmental Site Assessment” – as defined in Section 4.01(b).

“Post-Closing Date” – as defined in Section 1.05(d).

Appendix I – 16

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 1.05(c), based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 1.03.

“Pro Forma Financial Statements” – as set forth in Section 5.05(b).

“Proceeding” – any proceeding, action, arbitration, audit, claim, charge, complaint, inquiry, hearing, investigation, request for information, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Production Related IT Equipment” – as set forth in the definition of “Assets”.

“Property” or “Properties” – as set forth in the definition of “Assets”.

“Property Costs” – all operating expenses (including utilities, costs of insurance, and rentals) and capital expenditures (including rentals, options and other lease maintenance payments, broker fees and other costs of acquiring equipment), respectively, incurred in the ordinary course of business attributable to the use, operation and ownership of the Assets (without duplication), but excluding Damages attributable to (a) personal injury or death, property damage, torts, breach of contract or violation of any Legal Requirement, (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits, (c) Environmental Liabilities, (d) costs incurred to cure or remediate Title Defects, Environmental Defects, or any breaches of Sellers’ representations or warranties made in this Agreement or any of the Seller Closing Documents, (e) obligations with respect to Imbalances, (f) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds, (g) Taxes, (h) general and administrative costs and overhead costs, save and except any overhead expenses charged to the Assets by a Third Party under the relevant operating or unit agreement or pooling order and (i) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (h), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” – as defined in Section 1.02.

“Records” – as set forth in the definition of “Assets”.

“Recourse Parties” – as defined in Section 11.17.

Appendix I – 17

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Consent” – any Consent (a) that is denied in writing by the holder thereof, or (b) with respect to which (i) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder or (ii) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (x) is void or voidable, (y) triggers the payment of specified liquidated damages or (z) causes termination (or triggers a right of termination) of the applicable Assets to be assigned. For the avoidance of doubt, “Required Consent” does not include any Consents or approvals of Governmental Bodies that are customarily obtained after Closing.

“Reserve Engineer” – as defined in Section 5.05(e).

“Reserve Information” – as defined in Section 5.05(b).

“Reserve Report” – as defined in Section 5.05(e).

“Retained Assets” – any rights, titles, interests, assets and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.

“Retained Liabilities” – Damages, liabilities and obligations that will be retained by Sellers and arise out of or relate to clauses (b), (d), (e), (g) and (h) of the Specified Liabilities

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of Hydrocarbon production.

“SEC” – as defined in Section 5.05(a).

“Sellers” – as defined in the preamble to this Agreement.

“Seller Closing Documents” – as defined in Section 2.02(a).

“Seller Group” – Sellers and their Affiliates, and their respective Representatives.

“Seller Representative” – Revolution Resources II, LLC.

“Seller Taxes” – (a) all Income Taxes imposed by any applicable laws on Sellers, any of their direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Sellers pursuant to Section 11.02(c) (taking into account, and without duplication of, such Asset Taxes effectively borne by Sellers as a result of (i) the

Appendix I – 18

adjustments to the Purchase Price made pursuant to Section 1.03, Section 1.05(c)(ii)(B), and Section 1.05(d) and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 11.02(c)(iii)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of Sellers that is not part of the Assets, and (d) any and all Taxes (other than the Taxes described in clauses (a), (b) or (c) of this definition) imposed on or with respect to the acquisition, ownership or operation of the Assets or the production of, or receipt of proceeds from the sale of, Hydrocarbons therefrom for any Tax period (or portion of any Straddle Period) ending before the Effective Time.

“Special Warranty” — the special warranty of Defensible Title set forth in the Conveyance Documents delivered by Sellers at Closing, which shall be limited to matters arising after January 1, 2020.

“Specified Liabilities” – Damages, liabilities and obligations arising out of or related to (a) Third Party claims with respect to the disposal or transportation prior to Closing of any Hazardous Materials generated or used by Sellers or their Affiliate and taken from the Assets to any location that is not an Asset; (b) personal injury (including death) claims attributable to Sellers’ or their Affiliate’s ownership or operation of the Assets prior to the Closing; (c) Third Party claims with respect to the failure to properly or timely pay Royalties or other revenues in accordance with the terms of any Lease, Contract or applicable Legal Requirements (in each case) with respect to the Assets that are due by Sellers or any of their Affiliates and attributable to Sellers’ ownership or operation of the Assets from and after January 1, 2020 and prior to the Effective Time; (d) any claim made by an employee of Sellers or any Affiliate of Sellers directly relating to such employment; (e) the matters set forth on Schedule 2.05 or which should have been set forth on such schedule to make the representations and warranties in Section 2.05 true and correct; (f) fines, penalties or sanctions imposed against Sellers or their Affiliates by any Governmental Body for actions or omissions of Sellers or their Affiliates (excluding any matter or condition that constitutes an Environmental Condition hereunder) prior to the Closing Date; (g) the gross negligence or willful misconduct of Sellers or their Affiliates related to or arising out of the ownership or operation of the Assets from and after January 1, 2020, except to the extent such liabilities or obligations constitute an Environmental Condition hereunder; and (h) the Retained Assets and, solely to the extent relating to any Excluded Asset’s relation, or alleged relation to, any Asset or to this Agreement (which such relation includes each item listed in the definition of “Excluded Assets”), the Excluded Assets, in each case of clauses (a), (d) and (f), excluding any such liabilities or obligations (x) arising from or relating to matters occurring prior to January 1, 2020 and (y) of which Buyer had Knowledge as of the Execution Date.

“Straddle Period” – any tax period beginning before and ending on or after the Effective Time.

“Surface Agreements” — as set forth in the definition of “Assets.”

“Surface Fee Properties” – as set forth in the definition of “Assets”.

Appendix I – 19

“Suspense Funds” – all obligation and liability of Sellers for the proper distribution of proceeds of production and associated penalties and interest accrued thereon in respect of any of the Wells that are payable to any Third Party and are being held in suspense by Sellers or their Affiliate as the operator of such Wells, but only to the extent such obligations and liabilities (including any such penalties or interest) are transferred or deemed transferred to Buyer pursuant to the terms hereof.

“Target Area” – the area described on Exhibit G.

“Target Formation” – (a) with respect to a Well, the applicable currently producing formation for such Well, or in the case of a permitted Well not yet drilled and completed, the formation described on Exhibit B-1 for such Well, in each case, subject to any reservations, limitations or depth restrictions described in Exhibit B-1 for such Well, and (b) with respect to a Well Location, the formation(s), depths or intervals reflected on Exhibit B-2.

“Tax” or “Taxes” – (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments and other similar governmental charges in the nature of a tax imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental, registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto and (b) any liability in respect of any item described in clause (a) that arises as a result of any obligation to indemnify any other Person, by operation of Law, as transferee or successor, by contract or otherwise.

“Tax Allocation” – as defined in Section 1.07(b).

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Title Benefit” – as defined in Section 10.07(a).

“Title Benefit Amount” – as defined in Section 10.07(b).

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“Title Benefit Notice” – as defined in Section 10.07(a).

“Title Benefit Properties” – as defined in Section 10.07(a).

“Title Benefit Value” – as defined in Section 10.07(a).

“Title Defect” – any Encumbrance, defect or other matter that causes Sellers not to have Defensible Title in and to the Wells or Well Locations, without duplication; provided that the following shall not be considered Title Defects:

(a) defects based upon the failure to record any federal or state Leases or rights-of-way included in the Assets or any assignments of interests in such Leases or rights-of-way included in the Assets in the applicable county records office (provided that the applicable federal or state records reflect Sellers’ interest in the Lease or right-of-way);

(b) defects arising from any change in applicable Legal Requirement after the Execution Date;

(c) defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the Lands covered by a Lease not being surrendered of record, unless Buyer provides evidence that a Third Party has a superior claim of title;

(d) any Encumbrance or loss of title resulting from Seller’s conduct of business after the Execution Date, unless such conduct is in violation of the provisions of this Agreement;

(e) defects that affect only which non-Seller Person has the right to receive Royalty payments rather than the amount or the proper payment of such Royalty payment; and

(f) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Asset.

“Title Defect Cure Period” – as defined in Section 10.05(a).

“Title Defect Deductible” – an amount equal to one and three-quarters percent (1.75%) of the unadjusted Purchase Price.

“Title Defect Notice” – as defined in Section 10.03.

“Title Defect Property” – as defined in Section 10.03.

“Title Defect Value” – as defined in Section 10.03.

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“Transfer Tax” – all transfer, documentary, filing, sales, use, stamp, registration, recording and similar Taxes (but excluding Income Taxes) and fees arising out of, or in connection with, the transfer of the Assets to Buyer or the filing or recording of any assignments related to the transfer of the Assets to Buyer.

“Transferred Employees” – as defined in Section 5.04.

“Transition Services Agreement” – a Transition Services Agreement, substantially in the form attached to this Agreement as Exhibit H, by and between Sellers and Buyer.

“Unaudited Financial Statements” – as defined in Section 5.05(b).

“Units” – as set forth in the definition of “Assets”.

“Well Location” – the future well locations described in Exhibit B-2, provided that for purposes related to Title Defects such Well Location shall be treated as if an oil and gas well had been drilled and completed at such Well Location and was in existence as of the Effective Time.

“Wells” – as set forth in the definition of “Assets”.

“Working Interest” – with respect to any Well or Well Location, the interest in and to such Lease or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Well or Well Location (in each case, limited to the Target Formation), but without regard to the effect of any Royalties or other burdens.

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